Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

by and among

THE TALBOTS, INC.,

THE TALBOTS GROUP, LIMITED PARTNERSHIP,

J. JILL, LLC,

BIRCH POND REALTY CORPORATION

and

JILL ACQUISITION LLC

Dated as of June 7, 2009

i

EXHIBITS / ANNEXES

Exhibit A – Form of Assignment and Assumption Agreement

Exhibit B – Form of Assignment of Trademarks

Exhibit C – Form of Assignment of Transferred Intellectual Property

Exhibit D – Form of Bill of Sale

Exhibit E – Form of Deed

Exhibit F – Form of Intellectual Property License Agreement

Exhibit G – Form of Quincy Sublease

Exhibit H – Form of Transition Services Agreement

Annex A – Knowledge of Parent

Annex B – Knowledge of Buyer

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of June 7, 2009 (this “Agreement”), is entered into by and among The Talbots, Inc., a Delaware corporation (“Parent”), The Talbots Group, Limited Partnership, a Massachusetts limited partnership (“TGLP”), J. Jill, LLC, a New Hampshire limited liability company (“J. Jill”), and Birch Pond Realty Corporation, a Delaware corporation (“Birch Pond” and, together with TGLP, J. Jill and Parent, each a “Seller” and, collectively, the “Sellers”), and Jill Acquisition LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Parent, directly or indirectly, owns and controls TGLP, J. Jill and Birch Pond; and

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Sellers desire to sell to Buyer, and Buyer desires to purchase, certain assets and operations Related to the Business (as defined below) and the Sellers desire to assign to Buyer, and Buyer desires to assume, certain liabilities of the Sellers.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1    Definitions.  As used herein, the following terms shall have the following meanings:

“Accountant” has the meaning provided such term in Section 2.4(d).

“Accountant’s Final Determination” has the meaning provided such term in Section 2.4(d).

“Accounts Receivable” means all accounts receivable, credit card receivables, notes and other amounts receivable from third parties, together with any unpaid financing charges accrued thereon arising out of the conduct of the Business.

“Accrued Paid Time Off” has the meaning provided such term in Section 5.6(h).

“Acquired Assets” has the meaning provided such term in Section 2.2(a).

“Actions” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Active Employees” has the meaning provided such term in Section 5.6(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise.  For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings; provided, however, that Aeon Co., Ltd. shall not be deemed to be an Affiliate for purposes of this Agreement.

“Agreement” has the meaning provided such term in the preamble to this Agreement.

“Allocation Schedule” has the meaning provided such term in Section 6.2.

“Ancillary Agreements” means the Bill of Sale, the Deeds, the Assignment and Assumption Agreement, the Assignment of Transferred Intellectual Property, the Assignment of Trademarks, the Transition Services Agreement, the Intellectual Property License Agreement and the Quincy Sublease.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be executed by Buyer and each Seller at the Closing substantially in the form attached hereto as Exhibit A.

“Assignment of Trademarks” means the Assignment of Trademarks to be executed by TGLP at the Closing substantially in the form attached hereto as Exhibit B.

“Assignment of Transferred Intellectual Property” means the Assignment of Transferred Intellectual Property to be executed by each Seller at the Closing substantially in the form attached hereto as Exhibit C.

 “Assumed Contracts” has the meaning provided such term in Section 2.2(a).

“Assumed Liabilities” has the meaning provided such term in Section 2.2(c).

“Bill of Sale” means the Bill of Sale and Assignment to be executed by Buyer and each Seller at the Closing substantially in the form attached hereto as Exhibit D.

“Birch Pond” has the meaning provided such term in the preamble to this Agreement.

“Business” means the business associated with and conducted under the “J. Jill” brand, other than the Retained Business.

“Business Benefit Plans” has the meaning provided such term in Section 3.12(a).

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in New York City or a federal holiday in the United States.

“Business Employees” means employees of any Seller who render services primarily with respect to the Business and who are based at the Quincy Facility, the Tilton Distribution Center or the Transferred Leased Real Properties, and who (other than the employees employed at the Transferred Leased Real Properties) are listed on Section 3.13 of the Parent Disclosure Schedule); provided, however, that the Excluded Employees will not be considered Business Employees for purposes of this Agreement.

“Business Intellectual Property” has the meaning provided such term in Section 3.11(a).

“Buyer” has the meaning provided such term in the preamble to this Agreement.

“Buyer 401(k) Plan” has the meaning provided such term in Section 5.6(e).

“Buyer Indemnified Party” has the meaning provided such term in Section 8.2.

“Buyer Paid Time Off Policies” has the meaning provided such term in Section 5.6(h).

“Closing” has the meaning provided such term in Section 2.5(a).

“Closing Date” has the meaning provided such term in Section 2.5(a).

“Closing Date Purchase Price” has the meaning provided such term in Section 2.3(a).

“Closing Date Working Capital” has the meaning provided such term in Section 2.4(a).

“Closing Date Working Capital Statement” has the meaning provided such term in Section 2.4(a).

“COBRA Coverage” has the meaning provided such term in Section 5.6(b).

“COBRA Transition Period” has the meaning provided such term in Section 5.6(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of January 5, 2009, by and between Golden Gate Private Equity, Inc. and Parent.

“Contract” means any note, bond, mortgage, indenture, agreement, lease, sublease, license, contract, purchase order or other commitment, obligation or understanding to which a Person is a party or by which a Person or its assets or properties are bound, excluding any Business Benefit Plan.

“Customer Information” means any and all information relating to the customers of the Business, current or former, active or inactive.

“Deed” means, with respect to each parcel of Owned Real Property, the instrument of conveyance customary to the applicable jurisdiction to be executed by the applicable Seller at the Closing in order to convey to Buyer such Seller’s interest in such parcel of Owned Real Property, free and clear of all Liens, other than Permitted Liens, substantially in the form attached hereto as Exhibit E.

“Designated Employees” means those Business Employees listed on Section 1.1(a) of the Parent Disclosure Schedule, with respect to whom the Sellers shall retain sole responsibility for all severance obligations arising pursuant to Seller’s severance policies and/or severance agreements that exist immediately prior to the Closing with respect to their termination of employment from the Business (whether such termination takes place on, prior to or after the Closing Date), including any Liabilities arising under the severance agreements entered into between any Seller or any Affiliate of any Seller and such Business Employees.

“Dispute Notice” has the meaning provided such term in Section 2.4(c).

“Dollars” and “$” mean the lawful currency of the United States.

“Environmental Law” means any Law relating to occupational health and safety (as it relates to exposure to Hazardous Substances), pollution or the protection of the environment or natural resources.

“ERISA” has the meaning provided such term in Section 3.12(a).

“ERISA Affiliate” means any Person that, together with Parent, is or was, at a relevant time, treated as a single employer under Section 414 of the Code.

“Estimated Working Capital” has the meaning provided such term in Section 2.3(b).

“Estimated Working Capital Statement” has the meaning provided such term in Section 2.3(b).

“Excluded Assets” has the meaning provided such term in Section 2.2(b).

“Excluded Employees” means the three (3) employees listed on Section 1.1(b) of the Parent Disclosure Schedule who render Human Resources services with respect to the Business and who will be retained by the Sellers, and with respect to whom the Sellers shall retain sole responsibility for all obligations of any kind or nature whatsoever to such Persons.

“Excluded Liabilities” has the meaning provided such term in Section 2.2(d).

“Federal Funds Rate” means the offered rate as reported in The Wall Street Journal in the “Money Rates” section for reserves traded among commercial banks for overnight use in amounts of one million dollars or more on the Business Day immediately prior to the day on which the applicable payment is due hereunder.

“Final Allocation Schedule” has the meaning provided such term in Section 6.2.

“Final Working Capital” has the meaning provided such term in Section 2.4(a).

“Final Working Capital Statement” has the meaning provided such term in Section 2.4(a).

“Fundamental Representations” has the meaning provided such term in Section 8.1.

“GAAP” means the generally accepted accounting principles of the United States, consistently applied by Parent.

“Governmental Authority” means any federal, state, local or foreign government or any subdivision, agency, instrumentality, authority, self-regulatory organization, department, commission, board or bureau thereof or any federal, state, local or foreign court, tribunal or arbitrator.

“Hazardous Substance” means any pollutant, contaminant, petroleum or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyl, toxic, infectious, biohazardous or hazardous substance, material or waste, or other substance, material or waste regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Inactive Employees” has the meaning provided such term in Section 5.6(a).

“Included Shared Contract” has the meaning provided such term in Section 5.20.

“Indebtedness” means, of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money (other than accounts payable or accrued expenses for goods and services incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, indenture, mortgage or similar instrument (including any mortgage with respect to the Owned Real Property), (c) all Liabilities in respect of capital leases, (d) all obligations of such Person in respect of letters of credit and acceptances (or instruments serving a similar function) issued or created for the account of such Person, other than reimbursement or other obligations for any such items described in Section 5.7(a) hereof, (e) any indebtedness guaranteed in any manner by such Person, other than reimbursement or other obligations for any such items described in Section 5.7(a) hereof, (f) any indebtedness for the deferred purchase price of property or services with respect to which such Person is liable, contingently or otherwise (other than accounts payable or accrued expenses for goods and services incurred in the ordinary course of business and payable in accordance with customary practices), (g) any indebtedness secured by a Lien on such Person’s assets, (h) any off-balance sheet financing (excluding operating leases) and (i) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations.

“Indemnified Party” means a Buyer Indemnified Party or Parent Indemnified Party, as the case may be.

“Indemnifying Party” means Parent pursuant to Section 8.2 and Buyer pursuant to Section 8.3, as the case may be.

“Intellectual Property” means all intellectual property including: (a) patents, (b) trademarks, service marks, trade names, trade dress and Internet domain names, together with the goodwill associated therewith, (c) copyrights, (d) confidential and proprietary information, including trade secrets, ideas, inventions, technologies, processes, techniques, protocols, methods, and designs, and know-how and (e) all registrations, applications for registration and renewals of the foregoing.

“Intellectual Property License Agreement” means the Intellectual Property License Agreement to be executed by Buyer and each Seller at the Closing substantially in the form attached hereto as Exhibit F.

 “Inventories” means (a) all inventory, merchandise, finished goods and raw materials of the Business and any wrapping, supply and packaging items of the Business, in each case, wherever located, and (b) all inventory, merchandise, finished goods, raw materials and work-in-progress of the Business and any wrapping, supply and packaging items of the Business, in each case, wherever located that is being or has been procured, developed or manufactured for any Seller but not yet physically received by any Seller and, in each case, with respect to clauses (a) and (b), any prepaid deposits for any of the same.

“IRS” means the United States Internal Revenue Service.

“J. Jill” has the meaning provided such term in the preamble to this Agreement.

“J. Jill Marks” has the meaning provided such term in Section 5.8(b).

“Knowledge” means, with respect to Parent, the actual knowledge of those individuals set forth in Annex A, and with respect to Buyer, the actual knowledge of those individuals set forth in Annex B.

“Law” means any applicable statute, writ, law, rule, code, regulation, ordinance, order, judgment, injunction, award, requirement, determination or decree of a Governmental Authority.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, including those arising under any Contract.

“Lien” means any charge, pledge, option, mortgage, deed of trust, hypothecation, security interest, lien, restriction or encumbrance.

“Loss” has the meaning provided such term in Section 8.2.

“Material Adverse Effect” means (a) any voluntary or involuntary bankruptcy, reorganization, insolvency, moratorium, rehabilitation, conservatorship, administrative supervision or similar proceeding involving any Seller, Talbots Classics, Inc., Talbots Import or J. Jill, GP or (b) a material adverse effect on the financial condition or results of operations of the Business, taken as a whole, but shall exclude any adverse effect resulting or arising from (i) any change in the conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest rates or exchange rates (except to the extent that the Business is materially disproportionately affected relative to other participants in the specialty store women’s apparel industry); (ii) any change in general legal (including proposed or adopted legislation or any other proposal or enactment by any Governmental Authority), tax, regulatory, political or business conditions in the geographic regions in which the Business is operated; (iii) any change in general economic conditions in the industries or markets in which the Business is operated (except to the extent that the Business is materially disproportionately affected relative to other participants in the specialty store women’s apparel industry); (iv) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date of this Agreement; (v) changes in accounting requirements or principles or the interpretation thereof; (vi) the negotiation, execution or announcement of, the performance of obligations under, or the consummation of the transactions contemplated by, this Agreement and the Ancillary Agreements (including the impact thereof on relationships, contractual or otherwise, with any customers, vendors, suppliers, distributors, landlords, lenders, partners or employees); (vii) earthquakes, hurricanes, floods or other natural disasters; (viii) any failure to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial performance of or for the Business for any period, in each case, with respect to this clause (viii), in and of itself and not arising out of events that would otherwise have a Material Adverse Effect; (ix) (A) any action taken by Buyer or any of its Affiliates or (B) the omission of an action that was required to be taken by Buyer or any of its Affiliates; or (x) any action taken by Parent or any of its Affiliates at the request or with the consent of Buyer or any of its Affiliates.

“Material Contracts” has the meaning provided such term in Section 3.9(a).

“Off the Shelf Software” means software that is generally commercially available “off the shelf” and subject to a shrink wrap, click wrap or other similar license.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, operating agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning provided such term in Section 9.1(b).

“Owned Real Property” means the real property set forth in Section 1.1(c) of the Parent Disclosure Schedule, together with, to the extent owned by any Seller, all buildings and other structures, facilities and improvements currently or hereafter located thereon and all fixtures, systems, equipment and items of personal property of any Seller attached or appurtenant thereto, and all easements, licenses, rights and other rights and interests appurtenant to the foregoing.

“Parent” has the meaning provided such term in the preamble to this Agreement.

“Parent Benefit Plans” has the meaning provided such term in Section 3.12(a).

“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent to Buyer concurrently with the execution of this Agreement.

“Parent Guarantees” has the meaning provided such term in Section 5.7(a).

“Parent LOCs” has the meaning provided such term in Section 5.7(a).

“Parties” means Buyer and the Sellers.

“Permits” means all authorizations, licenses, identification numbers, permits, certificates, orders, consents, approvals and registrations from a Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes, impositions, assessments, fees, rents or other governmental charges levied or assessed or imposed that are not yet due and payable, or that are delinquent but may be paid without interest or penalties and for which appropriate reserves have been established to the extent required by GAAP, or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP, (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Liens) arising in the ordinary course of business securing payments not yet due and payable, or that are delinquent but may be paid without interest or penalties and for which appropriate reserves have been established to the extent required by GAAP, or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP, (c) the rights of lessors and lessees under the Transferred Real Property Leases, (d) (i) restrictive covenants, easements and defects, imperfections or irregularities of title, if any, (ii) zoning, building or other generally applicable land use restrictions and (iii) Liens that have been placed by a third party on the fee title of the real property constituting the Transferred Leased Real Property as permitted under the leases for such Transferred Leased Real Property, which, in case of each of clauses (i), (ii) and (iii), do not materially detract from the value of the Acquired Assets or materially interfere with the present use of such Acquired Assets, (e) restrictions on transfer which may arise under applicable securities Laws, (f) Liens set forth or described on Section 1.1(d) of the Parent Disclosure Schedule and (g) Liens created by Buyer or its Affiliates, successors and assigns.  Notwithstanding any provision in this Agreement or the Parent Disclosure Schedule to the contrary, in no event will any Lien with respect to any Indebtedness secured by the Owned Real Property constitute a Permitted Lien.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Post-Closing Adjustment” has the meaning provided such term in Section 2.4(e).

“Post-Closing Credit” means any credit, refund, reimbursement, rebate or cash proceeds from any manufacturer, supplier or other third party (whether in connection with an allowance, adjustment or otherwise), including any Governmental Authority, to the extent that it becomes payable or is paid post-Closing and that arose out of or is related to the conduct of the Business during any pre-Closing period, other than the credits, refunds, reimbursements, rebates, cash proceeds or class action or other settlement payment or award set forth or described on Section 1.1(e) of the Parent Disclosure Schedule.

“Pre-Closing Tax Period” means any Taxable Period ending on or before the Closing Date and the portion of a Straddle Period ending on the Closing Date.

“Proposed Migration Plan” has the meaning provided such term in Section 5.16(c).

“Purchase Price” means the Closing Date Purchase Price, (a) plus, if the Final Working Capital is greater than the Estimated Working Capital, the excess of the Final Working Capital over the Estimated Working Capital or (b) minus, if the Estimated Working Capital is greater than the Final Working Capital, the excess of the Estimated Working Capital over the Final Working Capital.

“Quincy Facility” has the meaning provided such term in Section 5.17.

“Quincy Lease” means that certain Lease Agreement, dated as of September 1998, by and between National Fire Protection Association and TGLP (as successor-in-interest to DM Management Company), as amended.

“Quincy Sublease” means the Quincy Sublease to be executed by TGLP and Buyer at the Closing substantially in the form attached hereto as Exhibit G.

“Records” has the meaning provided such term in Section 2.2(a).

“Reference Working Capital Statement” means the unaudited working capital statement of the Business set forth in Section 1.1(f) of the Parent Disclosure Schedule, prepared by Parent using the accounting principles, procedures, policies and methods used in preparing the Unaudited Net Asset Statement, including the type of adjustments used in preparing the Unaudited Net Asset Statement as set forth in the notes to the Unaudited Net Asset Statement.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Related to the Business” means required for, used in or otherwise related to the Business, as conducted by the Sellers immediately prior to the Closing.

“Release” means any disposing, release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance.

“Representatives” means, as to any Person, its officers, directors, employees, counsel, accountants, financial advisors, agents, consultants or other representatives of such Person.

“Resolution Period” has the meaning provided such term in Section 2.4(d).

“Restricted Assets” has the meaning provided such term in Section 5.11(b).

“Retained Business” means the businesses conducted by the stores set forth on Section 1.1(g) of the Parent Disclosure Schedule whether before, on or after the Closing.

“Retained Leased Real Property” means the real properties specified in the Retained Real Property Leases together with, to the extent leased by any Seller, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of such Seller attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Retained Real Property Leases” means the real property leases set forth in Section 1.1(h) of the Parent Disclosure Schedule pursuant to which the Retained Leased Real Property subject to each such lease is leased by a Seller.

“Seller 401(k) Plan” has the meaning provided such term in Section 5.6(e).

“Seller Indemnified Party” has the meaning provided such term in Section 8.3.

“Seller Marks” has the meaning provided such term in Section 5.8(a).

“Seller Paid Time Off Policies” has the meaning provided such term in Section 5.6(h).

“Sellers” has the meaning provided such term in the preamble to this Agreement.

“Severance Agreements” means the Severance Agreements set forth on Section 3.12(a) of the Parent Disclosure Schedule, other than the severance agreements with the Designated Employees.

“Shared Contracts” has the meaning provided such term in Section 5.20.

“Shared Service Functions and Assets” means the shared service functions and assets set forth on Section 1.1(i) of the Parent Disclosure Schedule.

“Spending Accounts” has the meaning provided such term in Section 5.6(f).

“Straddle Period” has the meaning provided such term in Section 6.1.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other entity in which such Person (a) owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, equity securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership or limited liability company, is a general partner or managing member, respectively.

“Subsidiary Benefit Plans” has the meaning provided such term in Section 3.12(a).

“Talbots Import” means Talbots Import, LLC.

“Target Working Capital” means Eighteen Million Eight Hundred Seventeen Thousand Dollars ($18,817,000.00).

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means any report, return or other filing required to be filed with any Tax Authority, including any amendments thereto.

“Taxable Period” means any taxable year or any other period relating to Taxes that is treated as a taxable year, with respect to which any Tax may be imposed under any applicable statute, rule or regulation.

“Taxes” means any income, gross receipts, license, employment, excise, stamp, customs, capital stock, franchise, profits, withholding, social security, unemployment, disability, property, sales, use, transfer, value added, net worth, capital gains, payroll, alternative minimum, escheat, unclaimed or abandoned property, or other tax imposed by a Governmental Authority, including any interest, penalties and additions to tax imposed with respect thereto.

“TGLP” has the meaning provided such term in the preamble to this Agreement.

“Third Party Claim” has the meaning provided such term in Section 8.5(a).

“Third Party Users” has the meaning provided such term in Section 5.8(a).

“Threshold Amount” has the meaning provided such term in Section 8.4.

“Tilton Distribution Center” means the Tilton distribution center located at 100 Birch Pond Drive, Tilton, NH 03276.

“Transfer Taxes” means any excise, transfer (including real property transfer), documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, filing and recording charges and other fees and charges (including any penalties and interest) arising out of or in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transferred Cash” has the meaning provided such term in Section 2.2(a).

“Transferred Employee” has the meaning provided such term in Section 5.6(a).

“Transferred Intellectual Property” means the Intellectual Property (a) set forth in Section 1.1(j) of the Parent Disclosure Schedule or (b) owned, used or held for use by any Seller exclusively in the Business immediately prior to the Closing Date (unless licensed to Buyer pursuant to the Intellectual Property License Agreement or pursuant to any Assumed Contract or Shared Contract), including any Off the Shelf Software licensed to any Seller and used exclusively in the Business immediately prior to the Closing Date.

“Transferred Leased Real Property” means the real properties specified in the Transferred Real Property Leases together with, to the extent leased or owned by any Seller, all buildings and other structures, facilities or improvements currently or hereafter located thereon and all fixtures, systems, equipment and items of personal property of such Seller attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Transferred Permits” has the meaning provided such term in Section 2.2(a).

“Transferred Real Property Leases” means the real property leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) set forth in Section 1.1(k) of the Parent Disclosure Schedule pursuant to which the Transferred Leased Real Property subject to each such lease is leased by a Seller, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any Seller thereunder, if any.

 “Transition Services Agreement” means the Transition Services Agreement to be executed by Buyer and Parent, or an Affiliate or Affiliates of Parent, at the Closing substantially in the form attached hereto as Exhibit H.

“Transition Services Management Team” has the meaning provided such term in Section 5.16(c).

“Transferred Stores” means the stores operated at the Transferred Leased Real Properties.

“Unaudited Net Asset Statement” has the meaning provided such term in Section 3.6(a).

“Unaudited P&L Statement” has the meaning provided such term in Section 3.6(a).

“United States” and “U.S.” mean United States of America.

“Vendor” has the meaning provided such term in Section 5.20.

“WARN” has the meaning provided such term in Section 5.6(g).

“Working Capital” means (a) the sum of the asset accounts of the Business as identified in the Reference Working Capital Statement less (b) the sum of the liability accounts of the Business as identified in the Reference Working Capital Statement.

“Working Capital Certificate” has the meaning provided such term in Section 2.4(a).

Section 1.2    Rules of Construction.

(a)    All article, section, schedule, exhibit and annex references used in this Agreement are to articles, sections, schedules, exhibits and annexes to this Agreement unless otherwise specified.  The schedules, exhibits and annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Unless indicated otherwise, terms defined in the singular have the corresponding meanings in the plural, and vice versa.  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The term “includes” or “including” shall mean “including without limitation.”  The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)    The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(e)    The table of contents and captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(f)     All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)    The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.1    Intentionally Omitted.

Section 2.2    Purchase and Sale of Acquired Assets.

(a)    At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Buyer agrees to purchase, acquire and accept from the Sellers, and each Seller agrees to sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens (other than Permitted Liens) all of such Sellers’ right, title and interest in and to the following rights, assets and properties of such Seller of whatever kind and nature, real or personal, tangible or intangible, as the same shall exist as of the Closing (but excluding the Excluded Assets) (collectively, the “Acquired Assets”):

(i)     (A) such cash and cash equivalents (including any checks and bank drafts (whether or not cleared)) physically held at the Transferred Stores or in lock boxes located at the Tilton Distribution Center, which, in the aggregate, shall constitute an amount of cash and cash equivalents necessary for Buyer to operate the Transferred Stores immediately following the Closing as such stores were operated in the ordinary course of business by the Sellers immediately prior to the Closing Date and (B) the cash residing in any collateral cash account, restricted cash account or other account related to any other Acquired Asset or Assumed Liability or securing any obligation or contingent obligation, in each case, to the extent Related to the Business, other than cash residing in such collateral cash accounts, restricted cash accounts or other accounts or securing any obligation or contingent obligation set forth or described in Section 2.2(b)(i) of the Parent Disclosure Schedule (the cash and cash equivalents described in the preceding clauses (A) and (B), collectively, the “Transferred Cash”);

(ii)    the Accounts Receivable;

(iii)   to the extent Related to the Business, all expenses that have been prepaid by the Sellers and any deposits (including as set forth or described in Section 2.2(a)(iii) of the Parent Disclosure Schedule) and, to the extent Related to the Business, any other prepaid expenses and deposits, including any prepaid lease and rental payments, catalog costs, postage, store utility deposits, common area maintenance costs, software maintenance costs and supply costs and costs and expenses relating to the Inventory;

(iv)   the Inventories;

(v)    the Owned Real Property and all rights, title and interest in respect of the Transferred Real Property Leases;

(vi)   all tangible personal property and interests therein located on or at the Quincy Facility, the Tilton Distribution Center and the Transferred Leased Real Properties and other tangible personal property exclusively Related to the Business, including those set forth or described in Section 2.2(a)(vi) of the Parent Disclosure Schedule;

(vii)      all rights of the Sellers under the Severance Agreements (other than the severance agreements with the Designated Employees);

(viii)    all rights in respect of the Contracts set forth or described in Section 2.2(a)(viii) of the Parent Disclosure Schedule (the “Assumed Contracts”) and all rights with respect to Contracts with respect to the ordering or development of Inventory, whether by written purchase order or otherwise;

(ix)    to the extent transferable, all Permits exclusively Related to the Business, including the Permits set forth on Section 2.2(a)(ix) of the Parent Disclosure Schedule (the “Transferred Permits”);

(x)    all original agreements, documents, books, records and files exclusively Related to the Business, including records and files stored on computer disks or tapes or any other storage medium and all personnel and employment records of the Transferred Employees (collectively, the “Records”), other than Records related to the Excluded Assets or the Excluded Liabilities; provided, however, that it is agreed and understood that Buyer shall be provided copies of any agreements, documents, books, records and files to the extent Related to the Business and required for, used in or otherwise related to another business of any Seller, including records and files stored on computer disks or tapes or any other storage medium; provided, further, that the Sellers shall be entitled to redact, erase, delete, destroy or otherwise dispose of any portion of such agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium solely required for, used in or otherwise related to such other businesses of the Sellers;

(xi)    the Transferred Intellectual Property;

(xii)   all sales and promotional literature, customer lists, sales databases, Customer Information and other sales-related materials to the extent Related to the Business; provided, however, that the Sellers may retain and use a copy of any customer lists, sales databases and all Customer Information included in the Acquired Assets, but Sellers’ use of such customer lists, sales databases and Customer Information will be restricted to the extent set forth in Section 2.2(a)(xii) of the Parent Disclosure Schedule;

(xiii)      all goodwill to the extent generated by or associated with the Business and all Post-Closing Credits;

(xiv)     all insurance, warranty and condemnation net proceeds received after the Closing Date with respect to damage, non conformance of or loss to the Acquired Assets, other than such net proceeds set forth or described in Section 2.2(a)(xiv) of the Parent Disclosure Schedule;

(xv)      any Tax refund, credit or other asset relating to Taxes to the extent related  to the Acquired Assets that is not attributable to the Pre-Closing Tax Period; and

(xvi)     all assets, rights and properties set forth or described in Section 2.2(a)(xvi) of the Parent Disclosure Schedule and any other assets, rights and properties exclusively Related to the Business.

(b)    Notwithstanding any other provision of this Agreement, no Seller shall sell, assign, transfer, convey or deliver to Buyer, and Buyer shall not purchase, acquire or accept, and the Acquired Assets shall not include, any right, title and interest in or to any assets, properties, goodwill or rights of Parent or any of its Affiliates not expressly included in the Acquired Assets (collectively, the “Excluded Assets”), including:

(i)     all cash and cash equivalents, marketable securities, short term investments and negotiable instruments (including, to the extent set forth or described in Section 2.2(b)(i) of the Parent Disclosure Schedule, the cash residing in any collateral cash account securing any obligation or contingent obligation), other than Transferred Cash;

(ii)    the Shared Contracts;

(iii)   except as otherwise described or set forth in Section 2.2(a)(xiv), all current and prior insurance policies and all rights of any nature with respect thereto, including all insurance recoveries and return of premiums due thereunder, rights to assert claims with respect to any such policies and all premium deposits, claims deposits and other security deposits in connection therewith;

(iv)   all rights of Parent or any of its Affiliates under any confidentiality, non-use or similar Contract with any employee or contractor of Parent or such Affiliate to the extent that such rights are not Related to the Business;

(v)    (A) all financial and Tax records relating to Parent, any Seller or their Affiliates (except to the extent such records relate exclusively to the Acquired Assets or the Business), any Tax Returns of Parent, any Seller or their Affiliates (including those with respect to the Acquired Assets), proprietary Tax planning methods and techniques relating to Parent, any Seller or their Affiliates and any right of Parent, any Seller or their Affiliates to Tax refunds, credits or other assets relating to Taxes (but excluding any Tax refund, credit or other asset set forth or described in Section 2.2(a)(xv)) or (B) records prepared in connection with the transactions contemplated hereby, including bids received from other Persons and analyses relating to the Business;

(vi)   the corporate charter, qualifications to do business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance and existence of any Seller as a corporation or other entity, whether before, on or after the Closing Date;

(vii)      all personnel and employment records for employees and former employees who are not Transferred Employees;

(viii)    any importer of record numbers or other assets, properties, goodwill or rights issued or granted to Parent or any of its Affiliates by any Governmental Authority in connection with the importation of inventory;

(ix)       all rights of any Seller under the Retained Real Property Leases;

(x)        the Parent Benefit Plans and Subsidiary Benefit Plans and all assets, if any, held under or with respect thereto;

(xi)       the Shared Service Functions and Assets; and

(xii)      any properties, assets, goodwill and rights of Parent or any of its Affiliates of whatever kind and nature, real, personal or mixed, tangible or intangible that are set forth or described in Section 2.2(b)(xii) of the Parent Disclosure Schedule or that are otherwise not Related to the Business.

   (c)        Effective at the time of the Closing, upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer agrees to assume and become responsible for only the following Liabilities and thereafter to pay, perform and discharge when due such Liabilities (the “Assumed Liabilities”):

(i)         all outstanding accounts payable and accrued expenses of the Business of the type identified, or otherwise reflected, in the Reference Working Capital Statement (excluding accounts payable and accrued expenses that any Seller paid by check or bank draft on or before the Closing, which check or bank draft has not cleared by the Closing);

(ii)        to the extent arising out of events or transactions first occurring on or after the Closing Date, all Liabilities of each Seller under or in connection with the Assumed Contracts, the Transferred Real Property Leases or the Transferred Permits;

(iii)       all Liabilities of each Seller with respect to the ordering or development of Inventory, whether by written purchase order or otherwise;

(iv)       all employment and employee benefits-related Liabilities relating to the employment by Buyer of the Transferred Employees from and after the Closing;

(v)       all Liabilities relating to the Transferred Employees to the extent arising out of events or transactions first occurring after the Closing (whether pursuant to the Severance Agreements or otherwise); provided, however, that it is agreed and understood that Sellers shall retain all Liabilities arising pursuant to any severance agreement between any Seller or any Affiliate of any Seller and a Designated Employee or pursuant to any of the Sellers’ severance policies as they relate to the Designated Employees, regardless of the effective termination date of the Designated Employees;

(vi)       all Liabilities relating to accrued paid time off of each Transferred Employee as of the Closing Date under the Seller Paid Time Off Policies to the extent provided in Section 5.6(h);

(vii)      all Liabilities, directly or indirectly, to customers of the Business with respect to (A) unredeemed gift certificates, gift cards, customer credits, customer advances, merchandise vouchers, refund vouchers, coupons and refunds purchased, issued or earned in connection with the Business and all “J. Jill” charge cards and the associated “Take 5” loyalty program and (B) all exchanges or returns of merchandise sold by the Business;

(viii)     all other Liabilities to be expressly undertaken by Buyer pursuant to this Agreement;

(ix)       all Liabilities set forth or described in Section 2.2(c)(ix) of the Parent Disclosure Schedule and any other Liabilities of the type identified, or otherwise reflected,  in the Final Working Capital Statement; and

(x)        any Liability arising out of the ownership, operation or conduct by Buyer or any of its Affiliates of the Business or any Acquired Asset, but only to the extent any such Liability arises out of, or is related to, events, facts, circumstances or transactions first arising on or after the Closing Date.

   (d)       The Sellers shall retain, and be responsible for, and Buyer shall not assume or have any responsibility for any Liability of the Sellers or their Affiliates or relating to the Business or the Acquired Assets not expressly included in the Assumed Liabilities (collectively, the “Excluded Liabilities”), including (it being agreed and understood that to the extent a particular Liability constitutes an Assumed Liability in accordance with Section 2.2(c), then such Liability shall not be deemed an Excluded Liability notwithstanding any provision of this Section 2.2(d) to the contrary):

(i)        any Liability arising out of the operation or conduct by Parent or any of its Affiliates of any business other than the Business, including the Retained Business, whether arising prior to, on or after the Closing;

(ii)        any Indebtedness of Parent, any other Seller or their Affiliates;

(iii)       any Liabilities of any Seller under the Retained Real Property Leases;

(iv)       any Liability with respect to the escheat of any property to any Governmental Authority of any kind or nature whatsoever, but only to the extent any such Liability arises prior to the Closing Date;

(v)       any Liabilities for accrued payroll and accrued workmen’s compensation, arising out of events or transactions occurring prior to the Closing Date, and any Liabilities for costs or claims incurred prior to the Closing Date for medical benefits or other welfare benefits by Business Employees or by other current and former employees of any Seller under the Sellers' employee benefits plans (including the Business Benefit Plans); and

(vi)      any Liability arising out of or relating to: (A) other than Liabilities set forth or described in Section 2.2(c)(iv), Section 2.2(c)(v), Section 2.2(c)(vi), Section 2.2(c)(ix) and Section 5.6, the Parent Benefit Plans, the Subsidiary Benefit Plans or any other compensation or benefit plans, policies, programs or arrangements sponsored or contributed to by Parent or any ERISA Affiliate, (B) any change-of-control, retention or similar payment or related increased cost arising pursuant to any plan, agreement, program or arrangement maintained or entered into by any Seller or their Affiliates that is payable to any current or former employee or other person providing or who has provided consulting or other independent contracting services related to the Business that is triggered in whole or in part by the transactions contemplated herein, (C) other than Liabilities set forth or described in Section 2.2(c)(iv), Section 2.2(c)(v), Section 2.2(c)(vi), Section 2.2(c)(ix) and Section 5.6, employment of the Transferred Employees prior to the Closing Date, (D) other than Liabilities set forth in Section 6.3, Liabilities for Taxes set forth in the Final Working Capital Statement and Taxes in respect of the Acquired Assets that are not attributable to the Pre-Closing Tax Period, any Liability for Taxes of Sellers, (E) any Excluded Asset, (F) any intercompany payable or intercompany Liability of Parent or its Affiliates of any kind or nature, (G) other than Liabilities set forth or described in Section 2.2(c)(i), Section 2.2(c)(iii), Section 2.2(c)(vii) and Section 2.2(c)(ix), any breach of contract, breach of warranty, tort, infringement, violation of Environmental Law or other Law by Parent or its Affiliates, (H) other than Liabilities set forth or described in Section 2.2(c)(ix), any Action arising out of facts, events, circumstances, actions or inactions occurring prior to the Closing, (I) employees of any Seller other than Transferred Employees, including former employees or retirees (or any dependents or beneficiaries thereof), and individuals who were consultants or independent contractors with respect to the Business prior to the Closing Date who are not providing such services with respect to the Business on the Closing Date and (J) any new store construction (other than any new store construction described on Section 2.2(c)(ix) of the Parent Disclosure Schedule), whether or not completed, to the extent such Liability accrued prior to the Closing.

Section 2.3    Purchase Price.

(a)    Upon the terms and subject to the conditions of this Agreement, and in consideration of the transactions described in this Agreement, Buyer agrees to pay to the Sellers, at the Closing, by delivery of cash payable by wire transfer or delivery of other immediately available funds, an aggregate amount equal to Seventy Five Million Dollars ($75,000,000.00), (i) plus, if the Estimated Working Capital is greater than the Target Working Capital, the excess of the Estimated Working Capital over the Target Working Capital or (ii) minus, if the Target Working Capital is greater than the Estimated Working Capital, the excess of the Target Working Capital over the Estimated Working Capital (as so adjusted, the “Closing Date Purchase Price”).  The Closing Date Purchase Price shall be subject to adjustment at Closing as set forth in Section 6.1(b). The Closing Date Purchase Price shall be paid in such amounts and to such accounts as Parent shall direct in writing, such written directions to be provided no less than three (3) Business Days prior to the Closing Date.

(b)    No later than three (3) Business Days prior to the anticipated Closing Date, Parent shall prepare, or shall caused to be prepared, and deliver to Buyer, an estimated unaudited statement of the Working Capital of the Business (the “Estimated Working Capital Statement”), as of 12:01 a.m., New York City time, on the Closing Date.  Parent will reasonably consult with Buyer regarding the preparation of the Estimated Working Capital Statement and consider in good faith any comments Buyer may have with respect thereto.  The Estimated Working Capital Statement shall be prepared using the accounting principles, procedures, policies and methods used in preparing the Reference Working Capital Statement, including the types of adjustments set forth in the notes to the Reference Working Capital Statement.  Based on the Estimated Working Capital Statement, Parent shall prepare a certificate setting forth the calculation of estimated Working Capital as of 12:01 a.m., New York City time, on the Closing Date (the “Estimated Working Capital”), calculated using the accounting principles, procedures, policies and methods used in preparing the Reference Working Capital Statement, including the types of adjustments set forth in the notes to the Reference Working Capital Statement.

Section 2.4    Closing Date Working Capital Statement; Adjustment Payments.

(a)    Not later than ninety (90) days after the Closing Date or such other time as is mutually agreed by Parent and Buyer, Buyer shall prepare, or cause to be prepared, and deliver to Parent, an unaudited statement of the Working Capital of the Business (the “Closing Date Working Capital Statement”), as of 12:01 a.m., New York City time, on the Closing Date.  The Closing Date Working Capital Statement shall be prepared using the accounting principles, procedures, policies and methods used in preparing the Reference Working Capital Statement, except that the adjustments to remove assets and liabilities associated with the Retained Business will be calculated using actual amounts to the extent quantifiable rather than estimates.  Based on the Closing Date Working Capital Statement, Buyer shall prepare (and deliver to Parent along with the Closing Date Working Capital Statement) a certificate (the “Working Capital Certificate”) setting forth the calculation of Working Capital as of 12:01 a.m., New York City time, on the Closing Date (the “Closing Date Working Capital”), calculated using the accounting principles, procedures, policies and methods used in preparing the Reference Working Capital Statement, except that the adjustments to remove assets and liabilities associated with the Retained Business will be calculated using actual amounts to the extent quantifiable rather than estimates (as finally determined pursuant to this Section 2.4, the “Final Working Capital” and, the final Closing Date Working Capital Statement used to calculate the Final Working Capital, the “Final Working Capital Statement”).  At the reasonable request of Parent, Buyer shall consult with Parent in the preparation of the Closing Date Working Capital Statement and the Working Capital Certificate. Buyer agrees that, following the Closing through the date that the Closing Date Working Capital Statement becomes final and binding, it shall not (and shall cause its Affiliates not to) take any actions with respect to any accounting, books, records, principles, procedures, policies or methodologies on which the Unaudited Net Asset Statement or the Reference Working Capital Statement are based or on which the Closing Date Working Capital Statement is to be based the sole purpose of which is to impede or delay the determination of the Closing Date Working Capital Statement or the preparation of the Dispute Notice.

(b)    Without limiting the generality of Section 5.2, in connection with the preparation of the Closing Date Working Capital Statement and the calculation of Final Working Capital, and during the period of any dispute within the contemplation of this Section 2.4, Buyer and Parent shall, and shall cause their respective Affiliates to, (i) provide the other Party and the other Party’s authorized Representatives with reasonable access to the relevant books and records, facilities and employees, its and its accountants’ work papers, schedules and other supporting data as may be reasonably requested by the other Party and (ii) otherwise cooperate in good faith with the other Party and its authorized Representatives, including by providing on a timely basis all information necessary or useful in the determination of the Closing Date Working Capital Statement and the calculation of Final Working Capital, in each case, subject to customary confidentiality and indemnity agreements.

(c)    Within forty-five (45) days following its receipt of the Closing Date Working Capital Statement, Parent shall deliver to Buyer either (i) its agreement as to the Closing Date Working Capital Statement and the calculation of the Closing Date Working Capital or (ii) its dispute thereof (the “Dispute Notice”), which shall specify in reasonable detail the nature of such dispute.

(d)    During the fifteen (15) days (the “Resolution Period”) after the delivery of the Dispute Notice to Buyer, Buyer and Parent shall attempt in good faith to resolve any such dispute and finally determine the Closing Date Working Capital Statement and Closing Date Working Capital.  If at the end of such Resolution Period, Buyer and Parent have failed to reach agreement with respect to such dispute, the matter shall be submitted to a jointly selected internationally recognized accounting firm located in the United States that is not the independent auditor for either Parent or Buyer (or their respective Affiliates) and is otherwise independent and impartial, which firm shall, within ten (10) days, select an independent and impartial partner from such firm to act as arbitrator; provided, however, that if Buyer and Parent are unable to select such accounting firm within thirty (30) days after delivery of the Dispute Notice, either Party may request the American Arbitration Association to appoint, within twenty (20) Business Days from the date of such request, a partner in an internationally recognized independent accounting firm located in the United States who is a certified public accountant, independent and impartial, with significant arbitration experience related to purchase price adjustment disputes.  The individual arbitrator selected by the accounting firm or the American Arbitration Association, as the case may be, shall be referred to herein as the “Accountant.”  Within thirty (30) days after the submission of such matters to the Accountant, or as soon as practicable thereafter, the Accountant, acting as an expert and not as an arbitrator, will make a final determination, binding on the parties to this Agreement, on the basis of the accounting principles, procedures, policies and methods used in preparing the Reference Working Capital Statement and in accordance with the terms and conditions of this Agreement, of the appropriate amount of each of the line items in the Closing Date Working Capital Statement and Working Capital Certificate as to which Parent and Buyer disagree as set out in the Dispute Notice (the “Accountant’s Final Determination”).  With respect to each disputed line item of the Closing Date Working Capital Statement and the Working Capital Certificate, the Accountant’s Final Determination, if not in accordance with the position of either Parent or Buyer, will not be in excess of the higher, nor less than the lower, of the amounts advocated by Parent in the Dispute Notice or Buyer in the Closing Date Working Capital Statement and Working Capital Certificate.  For the avoidance of doubt, the Accountant shall not review any line items or make any determination with respect to any matter other than those matters in the Dispute Notice that remain in dispute.  The Accountant’s Final Determination shall be final and binding upon the Parties to the fullest extent permitted by applicable Law and may be enforced in any court having jurisdiction.  Notwithstanding anything else contained herein, no Party may assert that any award issued by the Accountant is unenforceable because it has not been timely rendered.  The costs and expenses for the services of the Accountant shall be borne entirely by the Party whose calculation of those matters that were submitted to the Accountant for resolution is furthest (in Dollars) from the Accountant’s Final Determination, as determined by the Accountant.

(e)    The “Post-Closing Adjustment” will be the amount equal to the Final Working Capital minus the Estimated Working Capital.  If the Post-Closing Adjustment is a positive amount, then Buyer will pay in cash to Parent the amount of the Post-Closing Adjustment.  If the Post-Closing Adjustment is a negative amount, then Parent will pay in cash to Buyer an amount equal to the absolute value of the Post-Closing Adjustment.  Any such payment will be made within two (2) Business Days after the Closing Date Working Capital is finally determined pursuant to this Section 2.4, together with interest thereon at the Federal Funds Rate calculated and payable in accordance with Section 2.4(f).

   (f)    The Post Closing Adjustment (plus interest on such amount from the Closing Date up to but excluding the date on which such payment is made at a rate per annum equal to the Federal Funds Rate, calculated on the basis of a year of three hundred and sixty (360) days and the actual number of days elapsed), as and when due and payable under this Section 2.4, shall be made by wire transfer of immediately available funds to the account(s) of the Person entitled to receive such payment, which account(s) shall be identified by Buyer to Parent or by Parent to Buyer, as the case may be, not less than two (2) Business Days prior to the date such payment would be due.

   Section 2.5    The Closing.

   (a)    The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York, 10019, at 10:00 a.m., New York City time, on the last Business Day of the fiscal month of Parent which includes the date on which the last of the conditions required to be satisfied or waived pursuant to Article VII is satisfied or waived (other than conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or such other date as Buyer and Parent may mutually agree in writing (the “Closing Date”).  The Closing shall be deemed to have occurred at 12:01 a.m., New York City time, on the Closing Date for all purposes hereunder or under any of the Ancillary Agreements.

   (b)     At the Closing, Parent shall deliver, or shall cause to be delivered, the following documents and deliverables to Buyer (each in form and substance reasonably acceptable to Buyer or its legal counsel):

(i)         executed counterpart to the Bill of Sale;

(ii)        executed Deeds;

(iii)       executed counterpart to the Quincy Sublease;

(iv)       executed counterpart to the Assignment and Assumption Agreement;

(v)        executed counterpart to Assignment of Trademarks;

(vi)       executed counterpart to Assignment of Transferred Intellectual Property;

(vii)     executed counterpart to the Transition Services Agreement;

(viii)    executed counterpart to the Intellectual Property License Agreement;

(ix)       executed receipt for the Closing Date Purchase Price;

(x)        a certificate substantially in the form provided for in Section 1.1445-2(b)(2) of the Regulations certifying that each Seller is not a foreign person for purposes of Code Section 1445 or that the purchase and sale contemplated hereby is otherwise exempt from withholding under Code Section 1445;

(xi)       a certificate of a duly authorized officer of Parent required to be delivered by Parent pursuant to Section 7.2(c); and

(xii)      such other deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as Buyer and its counsel may reasonably request for the sale, assignment, transfer, conveyance, delivery and assumption of the Acquired Assets and the Assumed Liabilities to or by Buyer.

    (c)        At the Closing, Buyer shall deliver or shall cause to be delivered the following documents and deliverables to Parent (each in form and substance reasonably acceptable to Parent or its legal counsel):

(i)         cash, by wire transfer of immediately available funds to an account or accounts specified by Parent in writing no less than three (3) Business Days prior to the Closing Date, in an aggregate amount equal to the sum of (A) the Closing Date Purchase Price plus (B) the fees and expenses set forth in Section 10.4 of the Parent Disclosure Schedule;

(ii)        executed counterpart to the Bill of Sale;

(iii)       executed counterpart to the Assignment and Assumption Agreement;

(iv)      executed counterpart to Assignment of Trademarks;

(v)       executed counterpart to Assignment of Transferred Intellectual Property;

(vi)      executed counterpart to the Transition Services Agreement;

(vii)     executed counterpart to the Intellectual Property License Agreement;

(viii)    executed counterpart to the Quincy Sublease;

(ix)       a certificate of a duly authorized officer of Buyer required to be delivered by Buyer pursuant to Section 7.3(c); and

(x)        such other deeds, assumptions and other good and sufficient instruments of conveyance and assignment as Parent and its counsel may reasonably request for the sale, assignment, transfer, conveyance, delivery and assumption of the Acquired Assets and the Assumed Liabilities to or by Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as otherwise disclosed to Buyer in the Parent Disclosure Schedule, Parent hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:

   Section 3.1   Organization, Authority and Qualification of the Sellers.  Each of the Sellers (a) is a corporation or other organization, duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as currently being conducted and (c) is duly qualified or licensed to do business as a foreign corporation or other organization and is, to the extent applicable, in good standing in each jurisdiction in which the character of its properties owned, leased or operated makes such qualification or licensing necessary, except, in the case of clause (c), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

   Section 3.2   Authorization; Enforceability.  Each of the Sellers has all requisite organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement has been, and when executed and delivered, the Ancillary Agreements will be, and the consummation of the transactions contemplated by this Agreement have been, and the transactions contemplated by the Ancillary Agreements will be prior to the Closing, duly and validly authorized and approved by all requisite organizational action on the part of each of the Sellers, as applicable.  This Agreement has been, and when executed and delivered, the Ancillary Agreements will be, duly and validly executed and delivered by each of the Sellers parties hereto and thereto and, assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by Buyer to which it is a party, this Agreement constitutes, and when executed and delivered, each of the Ancillary Agreements will constitute, a valid and binding obligation of each of the Sellers parties hereto and thereto, enforceable against the Sellers, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).

   Section 3.3   No Conflict.

   (a)        Except as set forth in Section 3.3(a) of the Parent Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements by the Sellers parties hereto and thereto, and the consummation of the transactions contemplated hereby and thereby by the Sellers, as applicable, assuming all required consents, approvals, authorizations, filings and notices set forth in Section 3.3(b) have been made, given or obtained, do not:

(i)         violate or conflict with any Organizational Document of any of the Sellers;

(ii)        violate or conflict with any Law applicable to the Business or the Acquired Assets in any material respect;

(iii)      require any consent under, result in any violation or breach of, constitute (with or without notice or lapse of time or both) a default under or give any Person any rights of termination, acceleration or cancellation of, any of the terms, conditions or provisions of any Assumed Contract; or

(iv)       result in the creation of any material Lien (except for Permitted Liens) on any of the Acquired Assets;

except, with respect to clause (iii) for such consents, violations, terminations, accelerations, cancellations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    The execution and delivery of this Agreement and the Ancillary Agreements by the Sellers parties hereto and thereto, and the performance of their obligations hereunder and thereunder will not, require any material consent, approval, authorization of, or filing with or notification to, any Governmental Authority, except for the pre-merger notification and waiting period requirements of the HSR Act.

Section 3.4      Litigation.  Except as set forth or described on Section 3.4 of the Parent Disclosure Schedule, as of the date hereof, (a) there are no material Actions before any Governmental Authority pending or, to the Knowledge of Parent, threatened by any Person against any Seller (to the extent related to the Acquired Assets or the Business) and (b) none of the Sellers (to the extent related to the Acquired Assets or the Business) is subject to any material order, unsatisfied judgment, writ, injunction or decree of any Governmental Authority.

Section 3.5   Intentionally Omitted.

Section 3.6   Financial Statements; No Undisclosed Liabilities.

(a)            Section 3.6(a) of the Parent Disclosure Schedule sets forth true and complete copies of the unaudited net asset statement for the Business as of January 31, 2009 (the “Unaudited Net Asset Statement”) and the profit and loss statement for the Business for the three-month period ended April 30, 2009 (the “Unaudited P&L Statement”).  Each of the foregoing financial statements (i) has been prepared in accordance with the procedures set forth in Section 3.6(a) of the Parent Disclosure Schedule (including, in the case of the Unaudited Net Asset Statement, the procedures set forth in the Schedule to Unaudited Net Asset Statement attached thereto) and (ii) fairly presents, in all material respects, the net assets of the Business as of January 31, 2009 and the profits and losses of the Business for the three-month period ended April 30, 2009, subject to, in the case of the Unaudited P&L Statement, normal year-end adjustments (none of which adjustments, individually or in the aggregate, are material in amount or nature).  With respect to each of the accounts set forth in the Schedule to Unaudited Net Asset Statement attached to the Unaudited Net Asset Statement, the amounts included under the column entitled “Net Assets held for sale before adjustments” reflect the amounts included in Parent’s consolidated audited financial statements for its fiscal year ended January 31, 2009 and, therefore, were prepared in accordance with GAAP.

(b)    There are no Liabilities with respect to the Business, except (i) Liabilities reflected on the Unaudited Net Asset Statement, (ii) Liabilities of the type not required under GAAP to be shown on a balance sheet due to the contingent nature thereof, (iii) Liabilities which have arisen after the date of the Unaudited Net Asset Statement in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty (other than for merchandise returns or exchanges), tort or infringement or a claim or lawsuit or a violation of Law, except as disclosed on Section 3.6(b) of the Parent Disclosure Schedules), (iv) Liabilities with respect to the Shared Service Functions and Assets, the Shared Contracts, the Intellectual Property License Agreement, the Quincy Sublease and/or the services to be provided pursuant to the Transition Services Agreement, (v) Liabilities disclosed on Section 3.6(b) of the Parent Disclosure Schedule, (vi) the Excluded Liabilities and (vii) other undisclosed Liabilities which would not, individually or in the aggregate, reasonably be expected to be material.

Section 3.7     Absence of Certain Changes.  Since January 31, 2009 to the date of this Agreement, except as set forth or described on Section 3.7 of the Parent Disclosure Schedule, the Business has been conducted in the ordinary course and none of the Sellers (to the extent related to the Acquired Assets and the Business) has taken any action that, if taken after the date hereof, would have required disclosure to or the consent of Buyer pursuant to Section 5.1.  Since January 31, 2009, there has been no event, condition or change which has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.8      Title to Acquired Assets.  Except as set forth or described in Section 3.8 of the Parent Disclosure Schedule, immediately prior to the Closing, the Sellers will, in all material respects, have good title to, have a valid leasehold interest in or a license to, or otherwise possess the rights to use, the Acquired Assets, free and clear of all Liens, other than Permitted Liens; provided, however, that it is agreed and understood that in no event shall the Sellers be deemed to be making any representation or warranty with respect to the collectibility of any Accounts Receivable or whether any Accounts Receivable is subject to any defenses, counterclaims or rights of setoff.

Section 3.9   Contracts.

(a)    Section 3.9(a) of the Parent Disclosure Schedule contains a true and complete list of each of the Assumed Contracts, other than the Transferred Real Property Leases (as the same may have been amended, the “Material Contracts”).

(b)    As of the date of this Agreement, Parent has made available to Buyer true and complete copies of all Material Contracts.

(c)    Except as set forth or described on Section 3.9(c) of the Parent Disclosure Schedule, (i) none of the Sellers or, to the Knowledge of Parent, any other party to a Material Contract, is in material breach or violation of, or in material default under, any Material Contract, (ii) with respect to any of the Sellers or, to the Knowledge of Parent, any other party to a Material Contract, no event has occurred or circumstance exists which would result in a material breach or violation of, or a material default under, any Material Contract (in each case, with or without notice or lapse of time or both) and (iii) each Material Contract is valid and binding on each the Sellers parties thereto and, to the Knowledge of Parent, each other party thereto and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law), and is in full force and effect with respect to each of the Sellers parties thereto and, to the Knowledge of Parent, each other party thereto.

Section 3.10    Real Property.

(a)    Section 3.10(a) of the Parent Disclosure Schedule identifies each parcel of Owned Real Property and the name of the owner of such property.  With respect to each parcel of Owned Real Property:

(i)     each Seller set forth on Section 3.10(a) of the Parent Disclosure Schedule has, in all material respects, good and marketable fee title to each applicable parcel of Owned Real Property, free and clear of all Liens, except for Permitted Liens;

(ii)    except as set forth or described on Section 3.10(a) of the Parent Disclosure Schedule, none of the Sellers have leased or otherwise granted to any Person any right to use or occupy the Owned Real Property or any portion thereof, except for Permitted Liens; and

(iii)   to the Knowledge of Parent, there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof.

(b)    Section 3.10(b) of the Parent Disclosure Schedule identifies each parcel of Transferred Leased Real Property subject to the Transferred Real Property Leases, as of the date of this Agreement.  Parent has made available to Buyer a true and complete copy of each Transferred Real Property Lease.  With respect to each of the Transferred Real Property Leases:  (i) such Transferred Real Property Lease is in full force and effect and is valid and binding on each of the Sellers parties thereto and, to the Knowledge of Parent, each other party thereto and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law); (ii) none of the Sellers or, to the Knowledge of Parent, any other party to such Transferred Real Property Lease, is in material breach or violation of, or in material default under, such Transferred Real Property Lease; (iii) the applicable Seller’s possession and quiet enjoyment of the Transferred Leased Real Property under such Transferred Real Property Lease has not been disturbed in any material respect and, to Parent’s Knowledge, there are no disputes with respect to such Transferred Real Property Lease; (iv) to the Knowledge of Parent, no security deposit or portion thereof deposited with respect such Transferred Real Property Lease has been applied in respect of a material breach or material default under such Transferred Real Property Lease which has not been redeposited in full; (v) the Sellers do not, and will not in the future, owe any brokerage commissions or finder’s fees with respect to such Transferred Real Property Lease; and (vi) to the Knowledge of Parent, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would result in such a material breach or violation of, or a material default under, such Transferred Real Property Lease, or permit the termination, modification or acceleration of rent under such Transferred Real Property Lease.  Except as set forth in Section 3.10(b) of the Parent Disclosure Schedule, none of the Sellers has leased, subleased or otherwise granted to any Person any right to use or occupy any Transferred Real Property Lease.  For the purposes of this Section 3.10(b), the “Transferred Leased Real Property” shall include the Quincy Facility and a “Transferred Real Property Lease” shall include the Quincy Lease.

Section 3.11    Intellectual Property.

(a)    Except as set forth or described on Section 3.11(a) of the Parent Disclosure Schedule, the Sellers own, all right, title and interest in and to, free and clear of all Liens (except for Permitted Liens), or are licensed or otherwise possess rights to use pursuant to a Material Contract set forth on Section 3.9(a) of the Parent Disclosure Schedule, the Transferred Intellectual Property and any other Intellectual Property necessary for or used in the operation of the Business as presently conducted, in each case, in all material respects (the “Business Intellectual Property”).

(b)    Except as set forth or described on Section 3.11(b) of the Parent Disclosure Schedule, (i) there are no pending, or to the Knowledge of Parent, threatened claims by any Person alleging violation or infringement of any Intellectual Property rights of any Person by Parent or any of its Affiliates for their use of the Business Intellectual Property owned or purportedly owned by any of the Sellers or contesting the validity, use, ownership, enforceability or registrability thereof, (ii) the conduct of the Business does not infringe, misappropriate or otherwise conflict with any Intellectual Property rights of any Person in any material respect, (iii) neither Parent nor any of its Affiliates has made any claim of a violation, misappropriation or infringement by any other Person of its rights to, or in connection with, the Transferred Intellectual Property and (iv) to the Knowledge of Parent, since January 31, 2009, no Person has infringed, misappropriated or otherwise conflicted with any of the Transferred Intellectual Property.

(c)    All information technology and computer systems included in the Acquired Assets have been properly maintained by technically competent personnel and are in good working condition.

(d)    The Sellers have not within the last two (2) years notified any current or former employee or customer or any law enforcement authority of any data security breach related to the Business, and the Sellers (with respect to the Business) are, and since January 31, 2009, have been, in compliance in all material respects with any privacy policies that concern the Sellers’ collection or use of personal information.

Section 3.12    Employee Benefit Plans.

(a)    Section 3.12(a) of the Parent Disclosure Schedule contains a list of all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), each severance, incentive or bonus, deferred compensation, profit sharing, retirement, welfare, vacation or paid-time-off, stock purchase, stock option or equity incentive plan, program, agreement or arrangement, and all other material employee compensation and fringe benefit plans or arrangements (including all bonus, incentive and stock compensation plans) (i) which are sponsored or contributed to by Parent, TGLP, J. Jill, Birch Pond or any other Affiliate of Parent solely for the benefit of Business Employees (the “Subsidiary Benefit Plans”) and (ii) which are sponsored by Parent or any of its Affiliates and which provide benefits to Business Employees and to other employees of Parent or its Affiliates who are not Business Employees (the “Parent Benefit Plans,” and together with the Subsidiary Benefit Plans, the “Business Benefit Plans”).  With respect to each Subsidiary Benefit Plan, true and complete copies of the following documents have been furnished to Buyer or were made available for inspection by Buyer prior to the date hereof, to the extent, in each case, that such documents exist:  (A) current plan documents and plan amendments; (B) current summary plan descriptions and summaries of material modifications, if any; (C) the most recent tax qualified determination letters, if any, received from (or applications pending with) the IRS; and (D) the most recent Form 5500 Annual Reports, if any.

(b)    Except as set forth or described on Section 3.12(b) of the Parent Disclosure Schedule, each Subsidiary Benefit Plan has been maintained and administered in compliance, in all material respects, with its terms and with the requirements of applicable law, including ERISA and the Code.  The IRS has issued a favorable determination letter (which has not been revoked) with respect to the Seller 401(k) Plan, and, to the Knowledge of Parent, there are no existing circumstances, and no events have occurred, that would reasonably be expected to result in the disqualification of any such plan or its related trust.

(c)    To the Knowledge of Parent, there are no investigations or termination proceedings by any Governmental Authority or other claims (except for routine claims for benefits), suits or proceedings against or involving any Subsidiary Benefit Plan, nor has there occurred any nonexempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to a Subsidiary Benefit Plan, which would reasonably be expected to result in a material tax liability or penalty.

(d)    None of the Sellers has been required in the past six (6) years or is required currently to contribute to any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(e)    No circumstances with respect to Parent, its ERISA Affiliates or any Business Benefit Plan exist that could result in the imposition on Buyer of any Liabilities under Title IV of ERISA, including (i) any withdrawal liability under Title IV of ERISA, (ii) any Liability with respect to any pension plan subject to Title IV of ERISA, or (iii) any Liability with respect to required payments of PBGC premiums or required funding contributions to any pension plan subject to Title IV of ERISA.

(f)    All contributions to the Subsidiary Benefit Plans that were required to be made or accrued in accordance with such Subsidiary Benefit Plans or any applicable Law have been timely made or accrued.

Section 3.13    Labor Relations.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Sellers, to the extent related to the Transferred Employees, (a) are not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Sellers and, to the Knowledge of Parent, there are no organizational campaigns, petitions or other unionization activities focusing on persons employed by the Sellers which seek recognition of a collective bargaining unit and (b) are not subject to any strikes, slowdowns or work stoppages pending or, to the Knowledge of Parent, threatened between any Seller and any group of its respective employees.  Section 3.13 of the Parent Disclosure Schedule sets forth a complete and correct list of the employees of any Seller who render services primarily with respect to the Business as of the date hereof who are based at the Quincy Facility and the Tilton Distribution Center.

Section 3.14    Taxes.  Except as set forth in Section 3.14 of the Parent Disclosure Schedule, except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)    all Tax Returns required to be filed with respect to the Acquired Assets have been timely filed (taking into account extensions) with the appropriate Tax Authority and such Tax Returns were true and complete;

(b)    all Taxes shown as due on such Tax Returns have been or will be paid in full;

(c)    there is no written claim pending or, to the Knowledge of the Sellers, threatened by any applicable Tax Authority in connection with any Tax of or relating to the Acquired Assets; and

(d)    there are no agreements in writing providing for an extension of time with respect to the assessment or collection of any Tax of or relating to the Acquired Assets.

Section 3.15    Environmental Matters.  Except as set forth or described on Section 3.15 of the Parent Disclosure Schedule, (a) there has been no material Release or threatened material Release of, or material contamination by, any Hazardous Substance at, on, under or from any of the Owned Real Property or, to the Knowledge of Parent, Transferred Leased Real Property or the Quincy Facility, (b) the Sellers with respect to the Business have no material Liabilities relating to the presence of asbestos, silica, mercury or other Hazardous Substances in any product or item or in or upon any property or facility, and (c) the Sellers have provided Buyer copies of all material environmental documents, reports, audits, assessments, and investigations relating to the Acquired Assets, the Owned Real Property, the Transferred Leased Real Property, the Quincy Facility, or the Business, that are in the possession, custody, or control of any Seller.

Section 3.16    Compliance with Laws.  Except as set forth in Section 3.16 of the Parent Disclosure Schedule, each Seller (to the extent related to the Acquired Assets or the Business) is, and at all times since January 31, 2009, has been, in compliance in all material respects with all Laws applicable to the Acquired Assets and the Business.

Section 3.17    Permits.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Transferred Permits are in full force and effect and (b) there are no Actions pending or, to the Knowledge of Parent, threatened before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification of any of the Transferred Permits.

Section 3.18    Brokers’ Fees.  Except for Moelis & Company (whose fees shall be paid by Parent), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by Parent or any of its Affiliates.

Section 3.19    Sufficiency of Assets.  Subject to Section 5.4, Section 5.11 and Section 5.20, the Acquired Assets and the services to be transferred or made available to Buyer by the Sellers pursuant to this Agreement and the Ancillary Agreements include all of the assets and services as are reasonably necessary to operate the Business as it is currently operated by the Sellers, other than (a) assets and services that, individually or in the aggregate, are not material to the Business and (b) the Shared Service Functions and Assets.

Section 3.20    No Other Representations or Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT (AS MODIFIED BY THE PARENT DISCLOSURE SCHEDULE) AND THE ANCILLARY AGREEMENTS, NONE OF THE SELLERS OR ANY OTHER PERSON MAKES ANY (A) OTHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, REPRESENTATION OR WARRANTY WITH RESPECT TO THE SELLERS, THE ACQUIRED ASSETS, THE BUSINESS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, THE ASSUMED LIABILITIES AND ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, INCLUDING ANY REPRESENTATION OR WARRANTY REGARDING (I) THE CLASSIFICATION UNDER THE HARMONIZED TARIFF SCHEDULES OF THE UNITED STATES OF ANY MERCHANDISE IMPORTED BY ANY SELLER OR THEIR RESPECTIVE AFFILIATES SET FORTH IN ANY PURCHASE ORDER ISSUED BY ANY SELLER OR THEIR RESPECTIVE AFFILIATES  RELATED TO THE IMPORTATION OF SUCH MERCHANDISE OR (II) ANY OTHER INFORMATION USED BY ANY SELLER OR THEIR RESPECTIVE AFFILIATES TO IMPORT MERCHANDISE OR (B) IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE FOREGOING, AND THE SELLERS DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY ANY OF THE SELLERS OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT (AS MODIFIED BY THE PARENT DISCLOSURE SCHEDULE) AND THE ANCILLARY AGREEMENTS, THE SELLERS HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING, (X) ANY OPINION, INFORMATION, PROJECTION OR ADVICE IN THE CONFIDENTIAL INFORMATION MEMORANDUM PROVIDED TO BUYER OR THAT MAY HAVE OTHERWISE BEEN OR MAY BE PROVIDED TO BUYER BY ANY OF THE SELLERS OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES, (Y) ANY CLASSIFICATION UNDER THE HARMONIZED TARIFF SCHEDULES OF THE UNITED STATES OF ANY MERCHANDISE IMPORTED BY ANY SELLER OR THEIR RESPECTIVE AFFILIATES SET FORTH IN ANY PURCHASE ORDER ISSUED BY ANY SELLER OR THEIR RESPECTIVE AFFILIATES  RELATED TO THE IMPORTATION OF SUCH MERCHANDISE AND (Z) ANY OTHER INFORMATION USED BY ANY SELLER OR THEIR RESPECTIVE AFFILIATES TO IMPORT MERCHANDISE).  THE SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES TO BUYER OR ITS AFFILIATES REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS OR THE ACQUIRED ASSETS.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers as of the date of this Agreement and as of the Closing Date as follows:

Section 4.1    Organization of Buyer; Authority.  Buyer (a) is a limited liability company, duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the state of Delaware and (b) has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as currently being conducted.

Section 4.2    Authorization; Enforceability.  Buyer has all requisite organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement has been, and when executed and delivered, the Ancillary Agreements to which Buyer is a party will be, and the consummation of the transactions contemplated by this Agreement have been, and the transactions contemplated by such Ancillary Agreements will be prior to the Closing, duly and validly authorized and approved by all requisite organizational action on the part of Buyer.  This Agreement has been, and upon execution and delivery thereof, the Ancillary Agreements to which Buyer is a party will be, duly and validly executed and delivered by Buyer, and, assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party by the Sellers, this Agreement constitutes, and upon execution and delivery of the Ancillary Agreements to which Buyer is a party, each such Ancillary Agreement will constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws, now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).

Section 4.3     No Conflict.

(a)    The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby by Buyer, assuming all required consents, approvals, authorizations, filings and notices have been made, given or obtained, do not:

(i)     violate or conflict with any Organizational Document of Buyer;

(ii)    violate or conflict with any Law applicable to Buyer in any material respect; or

(iii)   require any consent under, result in any violation or breach of, or constitute (with or without notice or lapse of time or both) a default under or give any Person any rights of termination, acceleration or cancellation of, any of the terms, conditions or provisions of any Contract to which Buyer is a party;

except, with respect to clause (iii), for such consents, violations, terminations, accelerations, cancellations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to enter into and perform timely its obligations under this Agreement or the Ancillary Agreements to which Buyer is a party or to consummate the transactions contemplated hereby or thereby in a timely manner.

(b)    The execution and delivery of this Agreement and the Ancillary Agreements by Buyer to which Buyer is a party, and the performance of its obligations hereunder and thereunder will not, require any material consent, approval, authorization of, or filing with or notification to, any Governmental Authority, except for the pre-merger notification and waiting period requirements of the HSR Act.

Section 4.4     Litigation.  As of the date of this Agreement, (a) there are no material Actions before any Governmental Authority pending or, to the Knowledge of Buyer, threatened by any Person against Buyer and (b) Buyer is not subject to any material order, unsatisfied judgment, writ, injunction or decree of any Governmental Authority.

Section 4.5     Financial Ability.

(a)    Buyer has provided to the Sellers a true and complete copy of the financing commitment letter issued to Buyer by Golden Gate Private Equity, Inc., and such financing commitment letter is in full force and effect.  As of the date hereof, pursuant to the terms and conditions of such commitment letter, Buyer has sufficient commitments for funds, and as of the Closing Date, Buyer shall have sufficient immediately available funds, to pay, in cash, the Purchase Price and to pay the fees and expenses payable by Buyer at the Closing in connection with the transactions contemplated hereby and thereby.

(b)    Based solely on a review of the Transferred Real Property Leases made available to Buyer by the Sellers, Buyer will, as of the Closing Date, qualify and otherwise meet the requirements on not less than eighty five percent (85%) (by number) of the Transferred Real Property Leases to be the assignee of the tenant’s interest thereunder in accordance with the terms and conditions thereof, whether on account of a minimum net worth requirement, a requirement that Buyer or its Affiliates have sufficient experience as an operator of retail stores similar to the Transferred Stores or otherwise.

Section 4.6     Brokers’ Fees.  No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by Buyer or any of its Affiliates.

Section 4.7    Independent Investigation.  BUYER ACKNOWLEDGES AND AGREES THAT IT (A) HAS MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON AND ON THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING THE SELLERS, THE ACQUIRED ASSETS, THE BUSINESS AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, THE ASSUMED LIABILITIES AND ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AND (B) HAS BEEN FURNISHED WITH, OR GIVEN ADEQUATE ACCESS TO, SUCH INFORMATION ABOUT THE ACQUIRED ASSETS, THE BUSINESS, THE ASSUMED LIABILITIES AND ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AS IT HAS REQUESTED.  BUYER FURTHER ACKNOWLEDGES AND AGREES THAT (I) THE ONLY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE BY THE SELLERS ARE THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS AND BUYER HAS NOT RELIED UPON ANY OTHER REPRESENTATIONS OR OTHER INFORMATION MADE OR SUPPLIED BY OR ON BEHALF OF THE SELLERS OR BY ANY OF THEIR AFFILIATES OR REPRESENTATIVES, INCLUDING ANY INFORMATION PROVIDED BY OR THROUGH PARENT’S FINANCIAL ADVISORS, OR MANAGEMENT PRESENTATIONS, DATA ROOMS OR OTHER DUE DILIGENCE INFORMATION AND THAT BUYER WILL NOT HAVE ANY RIGHT OR REMEDY ARISING OUT OF ANY SUCH REPRESENTATION OR OTHER INFORMATION, (II) ANY CLAIMS THAT BUYER MAY HAVE FOR BREACH OF ANY REPRESENTATION OR WARRANTY SHALL BE BASED SOLELY ON THE REPRESENTATIONS AND WARRANTIES OF PARENT SET FORTH IN ARTICLE III (AS MODIFIED BY THE PARENT DISCLOSURE SCHEDULE) AND (III) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER SHALL ACQUIRE THE ACQUIRED ASSETS, THE BUSINESS AND THE ASSUMED LIABILITIES WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN “AS IS” CONDITION AND ON A “WHERE IS” BASIS.

ARTICLE V

COVENANTS

Section 5.1     Conduct of Business.  From the date of this Agreement through the Closing, except as set forth in Section 5.1 of the Parent Disclosure Schedule, as contemplated by this Agreement, as required by applicable Law, as it relates to the Excluded Assets, Excluded Liabilities or the businesses of Parent or its Affiliates other than the Business or, subject to applicable Law, as consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (a) the Sellers shall use commercially reasonable efforts to operate the Business in the ordinary course and preserve intact the Business and the relationship of the Sellers with customers, suppliers and others having material business relationships with the Sellers  (it being agreed and understood that no action by the Sellers with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed to be a breach of the foregoing unless such action would constitute a breach of such provision of Section 5.1(b)) and (b) to the extent Related  to the Business, the Sellers shall not:

(i)     (A) grant any increase, or announce any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any Business Employee, (B) establish any new benefit plan in which any Transferred Employee would participate, (C) increase or promise to increase any benefits under or amend or terminate any Subsidiary Benefit Plan or any Parent Benefit Plan in which the Transferred Employees participate, except (1) as required by applicable Law or any Contract as in effect as of the date hereof and set forth in Section 5.1(b)(i) of the Parent Disclosure Schedule, (2) for increases in the ordinary course of business consistent with past practice which would not materially increase the cost of the plan or arrangement and (3) any changes to Parent Benefit Plans that would not adversely affect the obligation of Buyer with respect to benefits required to be provided to Transferred Employees after the Closing  under Section 5.6 or (D) make any other material change in employment terms for any Transferred Employee outside the ordinary course of business;

(ii)    materially change the accounting methods, policies or practices used by the Sellers, except as required by applicable Law or GAAP;

(iii)   sell, assign, transfer, lease or otherwise dispose of any Acquired Assets, other than Inventory in the ordinary course of business or disclose any confidential information Related to the Business or Customer Information to any Person that is not an Affiliate of Parent or a Representative of Parent or any of its Affiliates (other than pursuant to the terms of any Contract in existence on the date hereof set forth in Section 5.1(b)(iii) of the Parent Disclosure Schedule to which any Seller is a party or by which any of the Acquired Assets are bound or other than in the ordinary course of business);

(iv)   except in the ordinary course of business, grant or suffer to exist any Lien (other than granting or suffering to exist a Permitted Lien) on any Acquired Asset;

(v)   (A)enter into any settlement or release with respect to any material Action relating to the Business, unless such settlement or release contemplates only the payment of money paid by the Sellers or any of its Affiliates prior to the Closing without ongoing limits on the conduct or operation of the Business or (B) waive, cancel, compromise or release any rights or claims of material value;

(vi)   except as required by applicable Law, as otherwise contemplated by this Agreement or set forth in Section 5.1(b)(vi) of the Parent Disclosure Schedule, amend or terminate any Assumed Contract or any Shared Contract in any material respect;

(vii)         amend or terminate any Transferred Real Property Lease or the Quincy Lease in any material respect or fail to exercise any rights of renewal with respect to any Transferred Real Property Leases that by its terms would otherwise expire, or fail to continue to operate in a manner consistent with past practice any Transferred Leased Real Property or the Quincy Facility;

(viii)        enter into or establish any guarantee, letter of credit, surety bond, performance bond or other similar obligation, as applicable, for the benefit of the Business which, together with the existing guarantees, letters of credit, surety bonds, performance bonds and other similar obligations set forth in Schedule 5.7(a)(i) of the Parent Disclosure Schedule that are then-outstanding, would result in the aggregate amount of all such guarantees, letters of credit, surety bonds, performance bonds and similar obligations exceeding the aggregate amount of all such items set forth on Schedule 5.7(a)(i) of the Parent Disclosure Schedule as of the date of this Agreement;

(ix)   conduct its cash management customs and practices other than in the ordinary course of business and consistent the Sellers’ practice since January 31, 2009 (including with respect to maintenance of working capital balances and inventory levels, collection of accounts receivable, payment of accounts payable (including payment of rent and other amounts under the Transferred Real Property Leases and the Quincy Lease and payments in respect of prepaid catalog costs), accrued liabilities and other Liabilities, pricing and credit policies);

(x)    change in any material respect its schedule for the production and mailing of catalogs or otherwise fail in any material respect to produce and mail catalogs in accordance with the production schedule included in Section 5.1(b)(x) of the Parent Disclosure Schedule; or

(xi)   agree, whether in writing or otherwise, to do any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, (A) the Sellers shall be permitted to take any and all action to transfer, assign, deliver or convey any of the Excluded Assets and Excluded Liabilities prior to the Closing and (B) the Sellers and any of their Affiliates may (1) repay, collect or otherwise extinguish intercompany accounts or Liabilities, (2) repay any of their Indebtedness or (3) operate the Retained Business in their sole and absolute discretion (which may include conducting going-out-of-business sales or liquidating the Retained Business); provided, that the Sellers shall not, and shall not permit any of their Affiliates to, and shall require any third parties not to, conduct any such going-out-of-business sales or liquidation or closing of the Retained Business (or any part thereof), and may not use the J. Jill Marks in connection therewith, other than in compliance with the provisions of Section 5.8 and the provisions set forth in Section 5.1A of the Parent Disclosure Schedule.  In addition, from the date of this Agreement through the Closing, the Sellers shall consult on a regular and reasonable basis with Buyer with respect to renewals, terminations and other significant matters under the Transferred Real Property Leases and the Quincy Lease.

Section 5.2     Access.

(a)    From the date hereof through the Closing, upon the reasonable advance written request of Buyer, the Sellers shall (i) afford to Buyer and its authorized Representatives reasonable access, during normal business hours and in such manner as not to unreasonably interfere with the normal operation of the businesses of the Sellers, to the properties, books, contracts, data, files, information and records of the Sellers to the extent reasonably relating to and in furtherance of the transactions contemplated by this Agreement and the Ancillary

Agreements, but only to the extent Related to the Business and (ii) make available the appropriate officers and Representatives of the Sellers and their Affiliates (including, if appropriate, legal counsel) whose assistance and expertise is necessary to assist Buyer in connection with Buyer’s preparation to integrate the Acquired Assets into Buyer’s organization following the Closing; provided, that the foregoing shall not require (A) the Sellers or their Affiliates or any of their respective Representatives to (1) permit any inspection, or to disclose any information, that would result in the disclosure of any competitively sensitive information of the Sellers or of any of their Affiliates (other than such information to the extent Related to the Business), (2) violate any obligations of the Sellers or any of their Affiliates to any third party with respect to confidentiality (but Sellers shall request a waiver thereof from such third party), (3) violate any privacy or other Laws applicable to the Sellers or any of their Affiliates, (4) disclose Tax Returns or any Tax-related work papers to the extent not related to the Acquired Assets or the Business or (5) provide information relating to any bids received from others in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and information and analysis (including financial analysis) relating to such bids, (B) any disclosure by the Sellers or their Affiliates or their respective Representatives that would reasonably be expected, as a result of such disclosure, and upon the advice of counsel, to have the effect of causing the waiver of any privilege (including the attorney-client and work product privileges) or (C) the auditors and independent accountants of the Sellers or any of their Affiliates to make any work papers available to any Person unless and until such Person has signed a customary confidentiality agreement and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.  The Sellers shall have the right to have a Representative present at all times during any such inspections, interviews and examinations and any meetings or other communications with any Representatives of the Sellers shall be arranged by Parent.  Additionally, Buyer shall hold, and shall cause its Affiliates and Representatives to hold, in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement.

(b)    For a period of seven (7) years following the Closing, in connection with (i) a response to the request or at the direction of a Governmental Authority, (ii) the preparation of Tax Returns, accounting records or audits relating to the Acquired Assets or the Business, (iii) any action of a third party (i.e., other than Buyer or its Affiliates) relating to the Business or (iv) any regulatory filing or matter, subject to applicable Law and subject to any applicable privileges or confidentiality obligations or understandings, Buyer shall, upon the reasonable advance written request of Parent, (A) afford the Sellers and their authorized Representatives reasonable access, during normal business hours and in such manner as not to unreasonably interfere with the normal operation of the businesses of Buyer and its Affiliates, to the properties, books, contracts, data, files, information and records of Buyer and its Affiliates to the extent Related to the Business and (B) make available the appropriate officers and Representatives of Buyer and its Affiliates (including, if appropriate, legal counsel) whose assistance and expertise is necessary to assist the Sellers in connection with their inquiries for any of the purposes referred to above; provided, that the foregoing shall not require (1) Buyer or its Affiliates or its or their respective Representatives to (w) permit any inspection, or to disclose any information, that would result in the disclosure of any competitively sensitive information of Buyer or of any of its Affiliates, (x) violate any obligations of Buyer or its Affiliates to any third party with respect to confidentiality, (y) violate any privacy or other Laws applicable to Buyer or any of its Affiliates or (z) disclose Tax Returns or any Tax-related work papers to the extent not related to the Acquired Assets or the Business, (2) any disclosure by Buyer or its Affiliates or its or their respective Representatives that would reasonably be expected, as a result of such disclosure, and upon the advice of counsel, to have the effect of causing the waiver of any privilege (including the attorney-client and work product privileges) or (3) the auditors and independent accountants of Buyer and any of its Affiliates to make any work papers available to any Person unless and until such Person has signed a customary confidentiality agreement and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

(c)    For a period of seven (7) years following the Closing, in connection with (i) a response to the request or at the direction of a Governmental Authority, (ii) the preparation of Tax Returns, accounting records or audits relating to the Acquired Assets, (iii) any action of a third party (i.e., other than Parent or its Affiliates) relating to the Business or (iv) any regulatory filing or matter, subject to applicable Law and subject to any applicable privileges or confidentiality obligations or understandings, the Sellers shall, upon the reasonable advance written request of Buyer, (A) afford to Buyer and its authorized Representatives reasonable access, during normal business hours and in such manner as not to unreasonably interfere with the normal operation of the businesses of the Sellers and their Affiliates, to the properties, books, contracts, data, files, information and records of the Sellers and their Affiliates to the extent Related to the Business and (B) make available the appropriate officers and Representatives of the Sellers and their Affiliates (including, if appropriate, legal counsel) whose assistance and expertise is necessary to assist Buyer in connection with Buyer’s inquiries for any of the purposes referred to above; provided, that the foregoing shall not require (1) the Sellers or their Affiliates or their respective Representatives to (w) permit any inspection, or to disclose any information, that would result in the disclosure of any competitively sensitive information of the Sellers or of any of their Affiliates unrelated to the Business, (x) violate any obligations of the Sellers or their Affiliates to any third party with respect to confidentiality, (y) violate any privacy or other Laws applicable to the Sellers or any of their Affiliates or (z) disclose Tax Returns or any Tax-related work papers to the extent not related to the Acquired Assets or the Business, (2) any disclosure by the Sellers or their Affiliates or its or their respective Representatives that would reasonably be expected, as a result of such disclosure, and upon the advice of counsel, to have the effect of causing the waiver of any privilege (including the attorney-client and work product privileges) or (3) the auditors and independent accountants of the Sellers or any of their Affiliates to make any work papers available to any Person unless and until such Person has signed a customary confidentiality agreement and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

Section 5.3      Confidentiality; No Solicitation or Hiring.

(a)    The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect following the Closing in accordance with its terms; provided, that the confidentiality obligations under the Confidentiality Agreement in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) to the extent Related to the Business and the limitations on the solicitation and/or hiring of employees under the Confidentiality Agreement shall terminate upon the Closing.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.

(b)    Nothing provided to Buyer or its Affiliates or its or their respective Representatives pursuant to Section 5.2 shall in any way amend or diminish Buyer’s obligations under the Confidentiality Agreement.  Buyer acknowledges and agrees that any written, oral or other information provided to Buyer or its Affiliates or its or their respective Representatives pursuant to Section 5.2 or otherwise by Parent or any of its Affiliates or its or their respective Representatives, in each case, to the extent constituting Confidential Information under the Confidentiality Agreement, shall be subject to the terms and conditions of the Confidentiality Agreement as amended by Section 5.3(a).

(c)    From and after the date hereof, the Sellers, on the one hand, and from and after the Closing, Buyer, on the other hand, shall, and shall cause their respective Affiliates and its and their respective Representatives to, maintain in confidence any written, oral or other information relating to or obtained from the other Party or its Affiliates or its or their respective Representatives (including, with respect to Buyer following the Closing, all confidential information relating to the Business).  The foregoing restrictions of this Section 5.3(c) shall lapse upon the later of (x) eighteen (18) months from the date of this Agreement or (y) one (1) year following the date of receipt of any such information.  The foregoing requirements of this Section 5.3(c) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than (A) in the case of Buyer, as a result of disclosure by the Sellers or their Affiliates or any of its or their respective Representatives in violation of this Agreement or the Confidentiality Agreement and (B) in the case of the Sellers, as a result of disclosure by Buyer or its Affiliates or any of its or their respective Representatives in violation of this Agreement, (ii) any such information is required by applicable Law or a Governmental Authority to be disclosed (including any report, statement, testimony or other submission to such Governmental Authority), (iii) any such information is reasonably necessary to be disclosed in connection with any Action or in any dispute with respect to this Agreement or the Ancillary Agreements (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding) or (iv) any such information was or becomes available to such Party on a non-confidential basis and from a source (other than a Party to this Agreement or the Ancillary Agreements or any Affiliate or Representative of such Party) that is not bound by a confidentiality agreement with respect to such information.  If a Party or any of its Affiliates or its or their respective Representatives becomes legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose any such information, such Party shall, or shall cause such Affiliate or Representative to, provide the other Party with prompt prior written notice of such requirement (including any report, statement, testimony or other submission to such Governmental Authority) and, to the extent reasonably practicable, cooperate with such other Party to obtain a protective order or similar remedy to cause such information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege; provided, further, that, in the event that such protective order or other similar remedy is not obtained, such Party shall, or shall cause such Affiliate or Representative to, furnish only that portion of such information that has been legally compelled, and shall, or shall cause its Affiliate or Representative to, exercise its reasonable best efforts to obtain assurance that confidential treatment will be accorded such disclosed information.  Each of the Parties hereto shall instruct its Affiliates and Representatives having access to such information of such obligation of confidentiality and shall be responsible for any breach of the terms of this Section 5.3(c) by any of its Affiliates or Representatives.

(d)    For a period of twelve (12) months from the Closing Date, (i) Buyer shall not, and shall cause its controlled Affiliates not to, without the prior written consent of Parent, directly or indirectly, solicit for employment or hire any person who is employed at or above the level of director of Parent or any of its Subsidiaries as of the Closing Date and (ii) Parent shall not, and shall cause its Affiliates not to, without the prior written consent of Buyer, directly or indirectly, solicit for employment or hire any Transferred Employee or any person who is employed at or above the level of director of Buyer or any of its controlled Affiliates as of the Closing Date; provided, however, that either Party or any of its Affiliates may employ or hire any such employee whose employment has been terminated or such employee was no longer employed by the other Party or its Subsidiaries, in each case, for a period of six (6) months prior to such employment or hiring (other than with respect to a Designated Employee, each of whom the Sellers may employ or hire immediately following such Designated Employee’s termination by Buyer; provided, further, that nothing in this Section 5.3(d) shall prohibit either Party or any of its Affiliates from employing or hiring any such employee other than a Transferred Employee (at or above the level of director) who contacts (without any direct or indirect inducement, encouragement, or solicitation by the other Party or its Affiliates or its or their respective Representatives) such Party or any of its Affiliates on his or her own initiative or as a result of a general solicitation to the public or general advertising (which general solicitation or general advertising not specifically targeting employees of the other Party or any of its Affiliates shall not be considered a solicitation).

(e)    All Customer Information shall be the exclusive property of Buyer following the Closing (other than the copy of Customer Information permitted to be retained by the Sellers pursuant to Section 2.2(a)(xii)) and the Sellers shall not, and shall cause their respective Affiliates and Representatives not to, use any Customer Information for any purpose whatsoever or disclose any Customer Information to any other Person, except to the extent permitted in Section 2.2(a)(xii) of the Parent Disclosure Schedule.

Section 5.4     Third Party Approvals.

(a)    As promptly as reasonably practicable following the date of this Agreement, Buyer and the Sellers shall (and shall each cause their respective Affiliates to) use their commercially reasonable efforts to obtain all consents, waivers, confirmations, novations and approvals of third parties that are required to be obtained by Buyer and the Sellers from such third parties in connection with the transactions contemplated hereby and by the Ancillary Agreements (including those required to be obtained from the landlord under the Quincy Lease in order for TGLP and Buyer to enter into the Quincy Sublease and those required to be obtained under the Transferred Real Property Leases) and maintain such consents in full force and effect once obtained; provided, however, that prior to the Closing, Buyer shall not, and shall cause its Affiliates and its or their respective Representatives not to, contact any customer, supplier, lessor or other third party in connection with any such consent required to be obtained by the Sellers or their respective Affiliates without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that, the failure by the Sellers or any of their Affiliates to obtain any consent, waiver, confirmation, novation or approval with respect to any Contract shall not (a) constitute a failure to satisfy any condition set forth in Article VII or (b) otherwise relieve Buyer from its obligation to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.  Notwithstanding the foregoing, none of Buyer, the Sellers or any of their respective Affiliates shall be obligated to make any payments or otherwise pay any consideration to any Person, to commence or participate in any litigation or to offer or grant any accommodation to any third party in connection with any such consent, waiver, confirmation, novation or approval; provided, however, that in the event Buyer is required to pay any consideration or grant any accommodation to a third party for Buyer to obtain substantially similar rights to the rights currently available to the Business pursuant to the Shared Contracts designated with an asterisk (*) on Section 5.20 of the Parent Disclosure Schedule, then the Sellers shall be responsible for, and shall promptly pay (on Buyer’s request therefor) fifty percent (50%) of such payment or accommodation to obtain such replacement rights; provided, that in no event shall the Sellers be responsible or be required to pay in excess of Two Hundred Thousand Dollars ($200,000.00) in the aggregate. Each Party shall use its commercially reasonable efforts to cooperate with the reasonable requests of the other Parties in seeking to obtain as promptly as practicable all such consents, waivers, confirmations, novations or approvals.  Neither the Sellers nor Buyer shall take, or cause to be taken, any action that they are aware or should reasonably be aware would have the effect of delaying, impairing or impeding the receipt of any such consent, waiver, confirmation, novation or approval.

(b)    Prior to or at the Closing, Buyer shall satisfy the conditions set forth in the consent attached as an appendix to Section 5.4(b) of the Parent Disclosure Schedule.

Section 5.5      Regulatory Filings.  From the date of this Agreement until the earlier of the Closing or termination of this Agreement:

(a)    Upon the terms and conditions herein provided, as promptly as reasonably practicable following the date of this Agreement, the Sellers and Buyer shall (i) make all appropriate filings and submissions under the HSR Act, (ii) use commercially reasonable efforts to obtain as promptly as practicable the termination of any waiting period under the HSR Act, (iii) cooperate and consult with each other in (A) determining which filings are required to be made prior to the Closing with, and which material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Closing from, Governmental Authorities in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations, and (iv) use commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated by this Agreement and the Ancillary Agreements as soon as practicable; it being agreed and understood that neither the Sellers, Buyer nor any of their respective Affiliates shall be obligated to take any action or omit to take any action as a pre-condition to, or otherwise in order to obtain, any Governmental Authority’s consent to the transactions contemplated by this Agreement and/or the Ancillary Agreements if in such affected party’s reasonable good faith judgment, any such action (or omission to take action, as the case may be) would reasonably be expected to materially impair or interfere with the ability of such party or its Affiliates to conduct their respective businesses substantially in the manner in which such businesses are currently being conducted (including, in the case of Buyer, the conduct of the Business following the Closing as it is currently being conducted by Sellers).

(b)    Each Party shall promptly notify the other Party of any communication it or any of its Affiliates or its or their respective Representatives receives from any Governmental Authority relating to the matters that are the subject of this Agreement and the Ancillary Agreements and, to the extent reasonably practical and permitted by applicable Law, permit the other Party to review in advance any proposed communication by such Party to any Governmental Authority.  Neither Party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate at such meeting.  Subject to the Confidentiality Agreement and Section 5.3, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act.  Subject to the Confidentiality Agreement and Section 5.3, the Parties to this Agreement will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby (excluding, for the avoidance of doubt, any competitively sensitive information).

Section 5.6      Employee and Benefit Matters.

(a)    Effective as of the Closing Date, Buyer shall offer employment to all Business Employees who are actively employed by any Seller as of the Closing Date (“Active Employees”).  Following the Closing Date, Buyer shall also offer employment to any Business Employees who are absent from active employment as of the Closing Date solely on account of an authorized leave of absence, short-term disability as determined under any Seller’s short-term disability plan or an injury, illness or disability for which the employee is eligible for protection and/or coverage under federal, state or local law (“Inactive Employees”) if such Inactive Employees present themselves for active employment within sixty (60) days of the Closing Date or such later date as required under applicable Law (including the Family Medical Leave Act and the Americans with Disabilities Act).  Such offers of employment to Active Employees and Inactive Employees shall be on terms and conditions substantially similar (with respect to position, base salary and wages, vacation, paid time off and employee benefits) to those in effect for the Business Employees with the relevant Seller immediately prior to the Closing Date.  As used herein, the term “Transferred Employee” means a Business Employee who accepts such offer.

(b)    For at least one (1) year following the Closing Date, Buyer shall provide or cause to be provided to the Transferred Employees base salary and wages, vacation, paid time off and employee benefits on terms and conditions substantially similar to those in effect for the Transferred Employees with the relevant Seller immediately prior to the Closing Date or those in effect for similarly situated employees of Buyer’s Affiliates, as Buyer shall determine; provided, however, that from and after the Closing until at least the first anniversary of the Closing Date, Buyer shall provide, or cause its Affiliates to provide, severance benefits to the Transferred Employees who are terminated by Buyer without cause during such period substantially similar to those under the Parent Severance Plan, effective March 1, 2008 (a copy of which is attached to Section 3.12(a) of the Parent Disclosure Schedule, as the same may be amended or otherwise modified by Parent or its Affiliates at any time following the date hereof to reduce the benefits payable thereunder to Business Employees).  The foregoing provisions shall not preclude Buyer or its Subsidiaries at any time following the Closing from terminating the employment of any Transferred Employee.  In addition, in determining Buyer’s obligations pursuant to Section 5.6(a) and this Section 5.6(b), Buyer shall not be obligated to provide equity compensation, defined benefit pension benefits, deferred compensation or retiree medical coverage to Transferred Employees.  At the Closing, Buyer shall offer to enter into employment agreements with each of the Business Employees listed on Section 5.6(b) of the Parent Disclosure Schedules.  The terms of the employment agreement offered to each such Business Employee will include base salary and wages, vacation, paid time off and other employee benefits (other than severance benefits, which shall be covered pursuant to the Severance Agreements) on substantially the same terms as set forth in the Offer Letter of such Business Employee listed on Section 3.12(a) of the Parent Disclosure Schedules, if any; provided, that Buyer shall not be obligated to offer equity compensation, defined benefit pension benefits, deferred compensation or retiree medical coverage to any Transferred Employee under such employment agreements  or otherwise; provided, further, that Buyer shall indemnify, defend and hold harmless Parent and its Affiliates from and against any Losses with respect to (i) each Severance Agreement between any Seller, on the one hand, and any Transferred Employee (other than the Designated Employees), on the other hand, and (ii) any employment agreements entered into by Buyer pursuant to this Section 5.6(b) with any Transferred Employee.  With respect to the period beginning on the Closing Date and ending on December 31, 2009 or such earlier date that Buyer provides medical and dental to Transferred Employees through one or more group health plans maintained by Buyer or its Affiliates (such period, the “COBRA Transition Period”), Seller or its Affiliates shall provide medical and dental (as elected by Transferred Employees or the Transferred Employees' beneficiaries) to Transferred Employees (and their beneficiaries) in accordance with Section 4980B of the Code and other applicable laws (“COBRA Coverage”), provided that Buyer pays the COBRA Amount to Parent as set forth in the Transition Services Agreement.

(c)    Each Transferred Employee shall be given credit for all service with Parent and its Subsidiaries and their respective predecessors under any plans or arrangements (including any such plans or arrangements providing vacation, paid time off, sick pay, severance, disability or retirement benefits but excluding, in any event, any equity incentive plans or arrangements) maintained by Buyer or any of its Affiliates in which such Transferred Employees participate for purposes of eligibility and vesting to the extent past service was recognized for such Transferred Employees under the comparable plans of Parent and any Seller immediately prior to the Closing.  Notwithstanding the foregoing, nothing in this Section 5.6(c) shall be construed to require crediting of service that would result in duplication of benefits.

(d)    Effective on the Closing Date, Buyer shall or shall cause its Subsidiaries to use commercially reasonable efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any group health plans maintained by Buyer or its Affiliates in which the Transferred Employees participate and (ii) for the year in which the Closing Date occurs, credit each Transferred Employee with any co-payments and deductibles paid respectively by them under the Business Benefit Plans toward satisfaction of any applicable deductible or out-of-pocket requirements under any group health plans maintained by Buyer or its Affiliates.

(e)    Buyer shall not assume sponsorship of or any Liabilities under or with respect to the J. Jill Group 401(k) Plan (the “Seller 401(k) Plan”).  Buyer shall take such actions as are necessary to adopt a 401(k) plan as soon as reasonably practicable on or after the Closing Date but with an effective date no later than January 1, 2010 (the “Buyer 401(k) Plan”).  Buyer shall cause the Buyer 401(k) Plan, effective as of its adoption date, to permit Transferred Employees who are participants in the Seller 401(k) Plan immediately prior to the Closing Date to participate in the Buyer 401(k) Plan immediately following its adoption date, subject to the respective elections made by such Transferred Employees to participate in the Buyer 401(k) Plan as of such date.  Buyer shall also cause the Buyer 401(k) Plan to permit other Transferred Employees to participate in the Buyer 401(k) Plan pursuant to eligibility conditions which are comparable to such conditions as in effect under the Seller 401(k) Plan immediately prior the Closing Date.  Parent and Buyer shall reasonably cooperate and take such actions as are necessary to fully vest all Transferred Employees in their account balances under the Seller 401(k) Plan and to allow Transferred Employees to rollover their account balances under the Seller 401(k) Plan (in the form of cash and notes associated with plan loans) to the Buyer 401(k) Plan as soon as reasonably practicable on or following the effective date of the Buyer 401(k) Plan.   Parent shall cause the Seller 401(k) Plan to not place a Transferred Employees’ plan loans under the Seller 401(k) Plan into default prior to the date of such rollover by such Transferred Employee, but only if (i) such rollovers with respect to the Transferred Employee occur no later than the thirtieth (30) day following the effective date of the Buyer 401(k) Plan, , and (ii) such Transferred Employee continues to make loan repayments by payroll deductions that are processed through Buyer's regularly scheduled payroll.  Notwithstanding the foregoing, the Sellers and the Seller 401(k) Plan shall not be required to refrain from placing into default any plan loan that a Transferred Employee has under the Seller 401(k) Plan at any time if such Transferred Employee ceases to be an employee of the Buyer or its Affiliates.

(f)     Buyer shall honor, or cause its Subsidiaries to honor, the Transferred Employee’s elections for the calendar year in which the Closing Date occurs with respect to the healthcare spending account and the dependent care flexible spending account (the “Spending Accounts”).  In the event that, as of the Closing Date, the aggregate amount withheld from the Transferred Employees’ compensation with respect to the Spending Accounts exceeds the amount reimbursed to the Transferred Employees, such excess amount shall be treated as a current liability in the determination of Closing Date Working Capital and reduce the amount of the Closing Date Working Capital.  In the event, as of the Closing Date, that the aggregate amount withheld from the Transferred Employees’ compensation with respect to the Spending Accounts is less than the amount reimbursed to the Transferred Employees, the amount of such deficit shall be treated as a current asset in the determination of Closing Date Working Capital and increase the amount of the Closing Date Working Capital.

(g)    Provided that on or before the Closing Date Sellers have supplied Buyer with a complete and accurate list of employee layoffs, by date and location, implemented by the Sellers in the ninety (90)-day period preceding the Closing Date, Buyer shall indemnify and hold the Sellers harmless from, and none of the Sellers shall have any responsibility with respect to, any Liabilities arising under the Worker Adjustment and Retraining Notification Act of 1988 and similar state and local rules, statutes and ordinances (collectively, “WARN”) as a result, in whole or in part, of any actions or omissions of Buyer following the Closing.  The Sellers shall indemnify and hold Buyer harmless from, and Buyer shall not have any responsibility with respect to, any Liabilities arising under WARN resulting from any actions taken by any Seller prior to the Closing (determined without regard to any employment terminations occurring on the Closing Date or thereafter).

(h)    For at least one (1) year following the Closing Date, Buyer shall maintain paid time off policies (collectively, the “Buyer Paid Time Off Policies”) that are substantially similar to Sellers’ paid time off policies as in effect immediately prior to the Closing Date with respect to the Transferred Employees, which paid time off policies of the Sellers are listed on Section 5.6(h)(i) of the Parent Disclosure Schedules (collectively, the “Seller Paid Time Off Policies”).  Buyer shall cause the Buyer Paid Time Off Policies to recognize the paid time off of the Transferred Employees under the Seller Paid Time Off Policies accrued as of the Closing Date (the “Accrued Paid Time Off”), an estimate of which Accrued Paid Time Off is set forth in Section 5.6(h)(ii) of the Parent Disclosure Schedules, except for the Accrued Paid Time Off to be paid by Sellers pursuant to the second succeeding sentence.  Except for the Accrued Paid Time Off to be paid by Sellers pursuant to the immediately following sentence, Buyer shall assume all Liabilities for permitting Transferred Employees to use their respective Accrued Paid Time Off and for paying any cash settlement payable to Transferred Employees with respect to their respective Accrued Paid Time Off.  Notwithstanding the foregoing, at the Closing, the Sellers shall pay to each Transferred Employee listed in Section 5.6(h)(iii) of the Parent Disclosure Schedules (which Section 5.6(h)(iii) of the Parent Disclosure Schedules lists each Business Employee whose principal place of employment is located in California) a cash payment with respect to their Accrued Paid Time Off and Buyer shall have no Liability with respect thereto.  Subject to the forgoing, Buyer shall indemnify, defend and hold harmless Parent and its Affiliates from and against any Losses resulting, directly or indirectly, from the termination of employment by Buyer of any Transferred Employee on or after the Closing Date. Parent shall indemnify, defend and hold harmless Buyer and its Affiliates from and against any Losses resulting, directly or indirectly, from the termination of employment by Seller or its Affiliates of a Business Employee prior to the Closing Date.

(i)     Nothing contained in this Agreement, including this Section 5.6, shall (i) give any Person who is not a party to this Agreement any right to enforce the provisions of this Agreement, including this Section 5.6, (ii) be construed as an amendment of any employee benefit plan, (iii) alter or limit Buyer’s ability to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by Buyer or (iv) confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.  Notwithstanding any contrary provision of this Agreement, Transferred Employees shall be not eligible for and shall not be provided duplicate benefits under the Business Benefit Plans and the benefit plans maintained by Buyer or its Affiliates.

Section 5.7      Guarantees; Intercompany Agreements.

(a)    From and after the date hereof until the Closing, Buyer shall (i) with respect to the letters of credit, surety bonds, performance bonds and similar obligations entered into by or on behalf of Parent or any of its Affiliates set forth in Section 5.7(a)(i) of the Parent Disclosure Schedule or entered into in the ordinary course of business on or after the date hereof and prior to the Closing in connection with the Business and in compliance with Section 5.1(b)(viii), use commercially reasonable efforts to arrange for substitute letters of credit, surety bonds, performance bonds and other similar obligations to replace such letters of credit, surety bonds, performance bonds and other similar obligations, as applicable, (ii) with respect to the letters of credit entered into by or on behalf of Parent or any of its Affiliates set forth in Section 5.7(a)(ii) of the Parent Disclosure Schedule, use commercially reasonable efforts to arrange for substitute letters of credit to replace such letters of credit (such obligations set forth in Section 5.7(a)(i) and Section 5.7(a)(ii) of the Parent Disclosure Schedule, collectively, the “Parent LOCs”) and (iii) use commercially reasonable efforts to obtain a full release by the beneficiary or other counterparty of all parties liable, directly or indirectly, for fulfillment of the obligations set forth in the Parent LOCs; provided, that in no event shall any Party or any of its Affiliates be obligated to pay any money to obtain any such release.  With respect to each of the guarantees of the Transferred Real Property Leases set forth in Section 5.7(a)(iii) of the Parent Disclosure Schedule (the “Parent Guarantees”), from and after the date hereof, the Sellers shall be entitled to contact each landlord or other beneficiary of a Parent Guarantee in order to discuss the terms under which such landlord or other beneficiary would provide a full release of Parent and its Affiliates under such Parent Guarantee without adverse economic impact to Buyer.  In connection therewith, Buyer shall provide Parent with such reasonable documentation (to the extent available to Buyer) as is reasonably requested by the applicable landlord or other beneficiary and shall otherwise provide reasonable cooperation to Parent in connection with Parent’s efforts to obtain such releases, including entering into an express assumption agreement with respect to the Transferred Real Property Lease in question with the applicable landlord or other beneficiary of a Parent Guarantee.  Buyer agrees that, from and after the Closing Date, to the extent the beneficiary or counterparty under any Parent LOC does not accept any such substitute letter of credit, surety bonds, performance bonds or other obligation proffered by Buyer or any Parent Guarantee remains outstanding, Buyer shall indemnify, defend and hold harmless Parent and its Affiliates against, and promptly reimburse Parent and its Affiliates for, any and all Losses resulting, directly or indirectly, from a draw on or other payment made by them (including a reimbursement payment made by them to the issuer of a Parent LOC) under such Parent LOC or Parent Guarantee, together with Parent’s and its Affiliates’ reasonably incurred out of pocket expenses in maintaining such Parent LOC or Parent Guarantee (in the case of such expenses, whether or not any such Parent LOC is drawn upon or required to be performed or any Parent Guarantee called upon).

(b)    Except for this Agreement and the Ancillary Agreements, Parent shall take all necessary action on or prior to the Closing such that all agreements, contracts, commitments or understandings pursuant to which any of Aeon Co., Ltd., Parent or any of their respective Affiliates provides or receives any information, assets, properties, support or other services to or from the Business (including accounting, tax, data processing, customer information, information technology and legal services) shall be cancelled as of the Closing Date and no party thereto shall have any further rights, liabilities or obligations with respect thereto.  From and after the Closing, all transactions between the Business on the one hand, and Parent and its Affiliates, on the other hand, shall be governed by this Agreement and the Ancillary Agreements.

Section 5.8      Seller Marks.

(a)    Buyer and its Affiliates shall obtain no right, title, interest, license or any other right whatsoever to use the words “Talbots,” the “Talbots” logo or similar names or any service marks, trademarks, trade names, identifying symbols, logos, emblems or signs containing or comprising the foregoing and any derivatives or formatives thereof, including any name, mark or logo confusingly similar thereto or dilutive thereof (collectively, the “Seller Marks”).  From and after the Closing, Buyer (i) shall not, and shall cause its Affiliates not to, use the Seller Marks in any manner, directly or indirectly, except for such limited uses as cannot be promptly terminated (e.g., signage, e-mail addresses, and as a referral or pointer to the acquired website), and to cease such limited usage of Seller Marks as promptly as reasonably practicable after the Closing and, in any event, within one hundred eighty (180) days following the Closing Date, (ii) shall remove, strike over or otherwise obliterate all Seller Marks from all Acquired Assets; provided, however, that in the case of each of clauses (i) and (ii), Buyer and its Affiliates shall have the right to exhaust all inventories of finished products owned or ordered as of the Closing Date that contain as a part of the physical products themselves (excluding any packaging materials) any of the Seller Marks; provided, further, that, in the case of each of clauses (i) and (ii), Buyer shall, and shall cause its Affiliates to, use all commercially reasonable efforts to dispose of such products promptly after the Closing Date and, in any event, within one hundred eighty (180) days following the Closing Date, (iii) shall use commercially reasonable efforts to cause any third parties using or licensing Seller Marks (“Third Party Users”) with respect to the Acquired Assets, remove, strike over or otherwise obliterate all Seller Marks from all materials owned, possessed or used by such Third Party Users as promptly as reasonably practicable after the Closing and, in any event, within one hundred eighty (180) days following the Closing Date and (iv) shall immediately terminate the right of all Third Party Users to use the Seller Marks with respect to the Acquired Assets on any materials produced after the Closing Date.  The Parties agree, because damages would be an inadequate remedy, that the Sellers shall be entitled to seek specific performance and injunctive relief as remedies without the necessity of posting a bond for any breach thereof in addition to other remedies available at law or in equity.

(b)    The Sellers hereby agree that, upon the Closing, Buyer shall have the sole right to the use of the name “J. Jill,” the “J. Jill” logo, or similar names or any service marks, trademarks, trade names, identifying symbols, logos, emblems or signs containing or comprising the foregoing and any derivatives or formatives thereof, including any name, mark or logo confusingly similar thereto or dilutive thereof (collectively, the “J. Jill Marks”), and the Sellers shall not, and shall not permit any of their Affiliates to, use any J. Jill Marks or any variation or simulation thereof; provided, that Buyer acknowledges and agrees that the Sellers and their Affiliates may, and Buyer hereby grants the Sellers and their Affiliates a nonexclusive, royalty-free, irrevocable, worldwide, non-sublicensable, non-transferable (other than to a third-party engaged solely to assist Parent in conducting going-out-of-business sales or liquidating the Retained Business) right to use, only in connection with the Retained Business, for a period of up to six (6) months immediately after the Closing Date, the J. Jill Marks including (i) to the extent any such J. Jill Marks appear on existing materials in either print or electronic form, products, stationery, supplies signage, postings or any other existing collateral used or already ordered in connection with advertising and marketing for the Retained Business until such materials are exhausted and (ii) in new materials to the extent that such new materials use the J. Jill Marks as part of the liquidation and closing of the Retained Business, including the closing of the stores set forth in Section 1.1(g) of the Parent Disclosure Schedule in either case of the foregoing clause (i) and (ii), subject to the six (6) month time limit described in this sentence; provided, however, that none of the Sellers or any of their Affiliates or any third-party liquidator shall in any new materials created after the date of this Agreement represent or hold itself out as representing Buyer or any of Buyer’s Affiliates; provided further, that any going-out-of-business sale or liquidation or closure of the Retained Business (or any portion thereof) shall be conducted only in accordance with the provisions set forth in Section 5.1A of the Parent Disclosure Schedule.

Section 5.9     Notifications.  Until the Closing, each Party hereto shall promptly notify the other Party in writing of any fact, change, condition or circumstance or occurrence or nonoccurrence of any event of which it has Knowledge that is reasonably likely to result in any of the conditions set forth in Article VII becoming incapable of being satisfied or that is reasonably likely to result in a claim for indemnification pursuant to Article VIII.

Section 5.10    Books and Records.

(a)    Subject to Section 5.3, Parent and its Affiliates and its and their respective Representatives may retain a copy of any or all of the data room materials and other books, data, files, information and records relating to the Business on or before the Closing Date.

(b)    Buyer agrees that, with respect to all original data room materials and other books, data, files, information and records relating to the Business and existing as of the Closing Date, it will (and will cause each of its Affiliates and its and their respective Representatives to) (i) comply in all material respects with all applicable Laws relating to the preservation and retention of records and (ii) apply preservation and retention policies that are no less stringent than those generally applied by Buyer or its Affiliates and its and their respective Representatives.  In addition, for at least seven (7) years after the Closing Date, Buyer shall, and shall cause each of its Affiliates to, preserve all original data room materials and other books, data, files, information and records relating to the Business and existing as of the Closing Date as required by the Code (or any other applicable Law).

Section 5.11    Further Assurances.

(a)    Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Party shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation and provide such materials and information and take such other actions and execute and deliver such other documents as such Party may reasonably request in order to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.  From and after the date hereof, Sellers shall provide Buyer with reasonable cooperation to assist Buyer in its efforts to obtain prior to the Closing Date or as promptly as practicable thereafter a field examination of the in-transit inventory of the Business addressing control, procedures and documentation (including third party agreements and documentation with respect to such in-transit inventory) customary for an asset-backed financing; provided that Buyer acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement is not subject to or conditioned on the receipt of the proceeds of any such debt financing.

(b)    Notwithstanding any other provision in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Contract if such assignment or transfer (or attempt to make such an assignment or transfer) without the consent or approval of a third party would constitute a breach of such Contract or in any way materially adversely affect the rights of Buyer thereunder (such Contracts being collectively referred to herein as the “Restricted Assets”). Any assignment or transfer of a Restricted Asset shall be made subject to such consent or approval being obtained.  If any such consent or approval is not obtained prior to the Closing, (i) Parent and its Affiliates shall continue, upon request of Buyer, to use their commercially reasonable efforts to cooperate with Buyer in attempting to obtain any such consent or approval and (ii) to the extent practicable, Buyer and Parent shall agree to negotiate in good faith with respect to alternative arrangements (such as a license, sublease or operating agreement or an arrangement under which Parent and its Affiliates would enforce for the benefit of Buyer any and all rights of the Sellers against a third party thereto) until such time as such consent or approval has been obtained which results in Buyer or its Affiliates receiving all the benefits and bearing all the costs, liabilities and burdens with respect to any such Restricted Asset; provided, that Buyer shall pay or satisfy all the costs, expenses, obligations and liabilities incurred by Parent and its Affiliates in connection with any such alternative arrangements other than any such costs, expenses, obligations and liabilities incurred by reason of the failure to obtain the consent of the landlord under the Quincy Lease prior to the execution and delivery of the Quincy Sublease and the occupancy by Buyer of the premises thereunder; provided, further, that Parent and its Affiliates shall have no obligation to pay money or make any concessions to obtain any such consent or approval except as provided in Section 5.4 of this Agreement.

(c)    Following the Closing, (i) if Buyer or any of its Affiliates receive any payment from a third Person that constitutes an Excluded Asset, Buyer shall promptly after receipt thereof, but in no event later than five (5) Business Days after such receipt, notify Parent of such receipt and transfer to Parent such Excluded Asset to an account designated by Parent, (ii) if any Seller receives any Inventory or any payment in satisfaction of an Accounts Receivable or that otherwise constitutes an Acquired Asset, such Seller shall promptly after receipt thereof, but in no event later than five (5) Business Days after such receipt, notify Buyer of such receipt and send to Buyer such Inventory to an address designated in writing by Buyer or such payment to an account designated by Buyer, as applicable and (iii) if Parent or any of its Affiliates are obligated to reimburse Talbots Import for customs duties paid by Talbots Import in connection with the importation, prior to the Closing, of Inventory and the amount of such obligation is accrued on the Final Working Capital Statement, Parent shall invoice Buyer for such amounts, and Buyer shall promptly after receipt of such invoice, but in no event later than five (5) Business Days after such receipt, pay to Parent an amount equal to the amounts set forth in such invoice, by delivery of cash payable by wire transfer or delivery of other immediately available funds to an account or accounts specified by Parent in writing.

Section 5.12    Certain Restrictions.  From the date of this Agreement until the Closing, each Party agrees that, except as may be agreed in writing by the other Party or as may be expressly permitted pursuant to this Agreement, it shall not, and shall not permit any of its Affiliates to, make any acquisitions or take any other actions (including with any Governmental Authority) which could reasonably be expected to materially delay the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or result in the failure to satisfy any condition to consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.13    Gift Cards and Return Policies.  Following the Closing, without recourse to Parent or any of its Affiliates, Buyer shall manage and honor, (a) in accordance with their respective terms, all gift certificates, gift cards, customer credits, merchandise vouchers, coupons and refunds purchased, issued or earned in connection with the Business and all “J. Jill” charge cards and the associated “Take 5” loyalty program and (b) all merchandise exchange or return polices of the Business in effect as of the date hereof.

Section 5.14    Transferred Real Property Leases.  From and after the Closing, until the termination of each respective Transferred Real Property Lease in accordance with its terms, Buyer shall pay any rents or other payments as such rents or payments become due and payable under any such Transferred Real Property Lease and otherwise remain in compliance in all material respects with the terms and conditions of the Transferred Real Property Leases.

Section 5.15    J. Jill Privacy Policy.  Following the Closing, Buyer shall, and shall cause its Affiliates who are provided access to Customer Information to, use all Customer Information acquired prior to the Closing in accordance with the current jjill.com privacy policy or prior policy(ies) under which Customer Information was collected (including honoring opt-out requests that are flagged in any customer list or sales database included in the Acquired Assets).

Section 5.16    Transition Services and Intellectual Property License.

(a)    At the Closing, the Sellers and Buyer shall enter into the Transition Services Agreement and Intellectual Property License Agreement.

(b)    Following the Closing, the Sellers shall provide, or cause to be provided, to the Business certain services that are currently provided by the Sellers to the Business, all as more fully set forth in the Transition Services Agreement.

(c)    Promptly after the date hereof, Parent and Buyer shall establish a transition services management team, consisting of one transition services manager from the Sellers and one from Buyer, each of whom will be familiar with the Business (or, in the case of Buyer, thoroughly familiar with the general business of the Business), and such other personnel as will be participating in the transition of the Business to Buyer during the term of the Transition Services Agreement (the “Transition Services Management Team”).  The purpose of such Transition Services Management Team will be to plan, coordinate and manage the execution of the transition activities following the Closing Date to fully transition the Business and the Services (as such term is defined in the Transition Services Agreement) to Buyer.  Parent and Buyer shall cause such Transition Services Management Team to be subject to the confidentiality and other restrictions necessary or appropriate to ensure compliance with any applicable Law and the provisions of this Agreement and the Confidentiality Agreement.  As soon as reasonably practicable following the date hereof, the members of the Transition Services Management Team shall meet and confer to discuss the components of a proposed plan for the transition of the Business to Buyer and the migration of the Services to be provided by or on behalf of the Sellers under the Transition Services Agreement such that such Services can be provided by or on behalf of Buyer and/or its Affiliates (the “Proposed Migration Plan”).  The Proposed Migration Plan shall take into account the goal of minimizing both the cost of the transition and migration contemplated herein and the disruption to the ongoing business activities of the Parties.  Each Party and their respective Affiliates will bear their own costs and expenses incurred in connection with developing the Proposed Migration Plan and in attending meetings of the Transition Services Management Team pursuant to this Section 5.16(c).

Section 5.17    Sublease Relating to the Quincy Facility.  At the Closing, TGLP shall enter into the Quincy Sublease providing for the sublease by Buyer of approximately sixty three thousand nine hundred and forty three (63,943) square feet of office space on the fourth and fifth floors of the corporate facility (such corporate facility being referred to herein as the “Quincy Facility”) located in Quincy, Massachusetts, effective as of the Closing.

Section 5.18    Insurance.

(a)    From and after the Closing Date, the Acquired Assets shall cease to be insured by Parent’s or its Affiliates’ insurance policies or by any of their self-insured programs, and neither Buyer nor its Affiliates shall have a right to make any claim under such policies.  For the avoidance of doubt, Parent and its Affiliates shall retain all rights to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs.

(b)    Buyer shall maintain product liability insurance policies insuring the Acquired Assets for a period of not less than five (5) years immediately following the Closing Date.  Such product liability insurance policies so maintained by Buyer shall designate each Seller as additional insureds for not less than such five (5) year period to the extent doing so does not result in any additional cost to Buyer.

(c)    Without limiting the generality of Section 5.14, from the Closing, until the termination of each respective Transferred Real Property Lease in accordance with its terms, Buyer shall maintain all insurance policies required to be maintained under the terms and conditions of each such Transferred Real Property Lease.  Such insurance policies shall designate each Seller, as its interest may appear, as additional insureds to the extent doing so does not result in any additional cost to Buyer.

Section 5.19    Import Matters.  Notwithstanding anything to the contrary in this Agreement, from and after the Closing, in no event shall any Seller or their respective Affiliates be obligated to import inventory for or on behalf of Buyer or any of its Affiliates, and in no event shall Buyer and its Affiliates be entitled or permitted to enter or attempt to enter any merchandise into the United States (a) under the importer number of any Seller or their respective Affiliates or (b) subject to the customs bond posted by any Seller or their respective Affiliates or any surety of such party; provided, however, that, subject to the foregoing and upon the reasonable request of Buyer, the Sellers shall provide reasonable cooperation to assist Buyer in its efforts to ensure that all Inventory in transit and other Inventory ordered prior to the Closing Date can be entered into the United States after the Closing without any material delay.

Section 5.20    Shared Contracts.  Buyer agrees and acknowledges that Parent and/or its Affiliates are parties to Contracts for products, materials or services that are used or sold by or provided to the Business and the other businesses of Parent and/or its Affiliates, as set forth in Section 5.20 of the Parent Disclosure Schedule, and which Contracts will not be assigned by Parent or its applicable Affiliates to Buyer (such Contracts, the “Shared Contracts”).  Parent shall use its commercially reasonable efforts to take such actions as may be reasonably requested by Buyer, and to otherwise cooperate with Buyer, in connection with Buyer’s efforts to enter into a separate agreement with the other party or parties to any Shared Contract (each such party, a “Vendor”) with respect to the products, materials or services covered by such Shared Contract as they relate to or are used by the Business.  To the extent Buyer is not able to enter into a separate agreement with any Vendor with respect to the products, materials or services covered by a Shared Contract set forth on Section 5.20A of the Parent Disclosure Schedule and which products, materials or services are not included in the Services (as defined in the Transition Services Agreement) (each such Shared Contract, an “Included Shared Contract”), the applicable Seller that is party to such Included Shared Contract shall, for a period not to exceed twelve (12) months following the Closing Date, use commercially reasonable efforts to provide Buyer with the rights and benefits (subject to Buyer’s agreement to bear the related costs, burdens and obligations of such Included Shared Contract associated with obtaining such rights and benefits for the account of Buyer) under such Included Shared Contract to the same extent the Business enjoyed those rights and benefits prior to the Closing (whether under the Transition Services Agreement or otherwise), including obtaining such goods and/or services from the Vendor on behalf of Buyer under each such Included Shared Contract on the same terms as in effect as of the Closing; provided, that Buyer shall (a) pay or satisfy all the out-of-pocket costs, expenses, obligations and liabilities incurred by Parent and its Affiliates in connection with the foregoing and (b) comply with all of the terms and conditions of each Included Shared Contract as if such Buyer were a party thereto to the extent required for the applicable Seller to procure the goods and/or services on behalf of Buyer under each such Included Shared Contract.

ARTICLE VI

TAX MATTERS

Section 6.1    Straddle Period Allocation.

(a)    With respect to any Taxable Period beginning on or prior to the Closing Date and ending after the Closing Date (the “Straddle Period”), the Taxes attributable to the Pre-Closing Tax Period shall be (i) in the case of Taxes that are either (A) based upon or related to income or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (other than conveyances pursuant to this Agreement), deemed equal to the amount which could be payable if the Taxable Period ended on the Closing Date, and the parties shall elect to do so if permitted by applicable Law, and (ii) in the case of Taxes imposed on a periodic basis, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(b)    No later than three (3) Business Days prior to the anticipated Closing Date, Parent shall prepare, or shall caused to be prepared, a statement of all real estate Taxes and personal property Taxes paid or payable with respect to the Acquired Assets (i) that were paid by the Sellers (or their Affiliates) prior to the Closing Date but are attributable to a period other than the Pre-Closing Tax Period or (ii) that are payable by Buyer following the Closing Date but attributable to a Pre-Closing Tax Period.  Parent will reasonably consult with Buyer regarding the preparation of the such statement and consider in good faith any comments Buyer may have with respect thereto.  To the extent the amount described in clause (i) of the second preceding sentence exceeds the amount in clause (ii) of the second preceding sentence, the Closing Date Purchase Price shall be increased by the amount of such excess.  To the extent the amount described in clause (ii) of the third preceding sentence exceeds the amount in clause (i) of the third preceding sentence, the Closing Date Purchase Price shall be reduced by the amount of such excess.  The foregoing allocations with respect to real estate Taxes and personal property Taxes paid or payable with respect to the Acquired Assets shall be trued-up ninety (90) days after the Closing Date or as soon as practicable thereafter, and payment shall be made by Buyer to the Sellers, or by the Sellers to Buyer, as the case may be, after such true-up is completed.

Section 6.2    Purchase Price Allocation.  Buyer and the Sellers agree that the Closing Date Purchase Price (as adjusted pursuant to Section 6.1(b)) and any other relevant items, including Assumed Liabilities, shall be allocated among the Acquired Assets in accordance with the principles of Section 1060 of the Code and the Regulations thereunder pursuant to an allocation schedule to be prepared by the Sellers within one hundred twenty (120) days of the Closing Date (the “Allocation Schedule”) and delivered to Buyer for Buyer’s review and comment.  Sellers shall make such revisions to the Allocation Schedule as are reasonably requested by Buyer; provided, that the Sellers shall not be required to make any change that would cause the Allocation Schedule to not be prepared in accordance with the principles of Section 1060 of the Code and the Regulations thereunder.  In the event that Buyer does not provide the Sellers any comments to the Allocation Schedule within thirty (30) days of delivery of the Allocation Schedule to Buyer or the Parties are able to agree on the Allocation Schedule within such thirty (30) day period, such Allocation Schedule shall become final and binding on all Parties (the “Final Allocation Schedule”).  In the event that Buyer provides the Sellers any comments to the Allocation Schedule within such thirty (30) day period and the Parties are unable to agree on an allocation within such thirty (30) day period, then the Parties agree to be bound by the allocation prepared in accordance with the principles of Section 1060 of the Code and the Regulations thereunder provided by an independent nationally recognized accounting firm mutually acceptable to the Sellers and Buyer.  The cost of such allocation shall be borne equally by the Sellers, on the one hand, and Buyer, on the other.  Such allocation shall be the Final Allocation Schedule.  The Sellers and Buyer each hereby covenant and agree to (a) be bound by the Final Allocation Schedule for all Tax purposes, (b) prepare and file all Tax Returns on a basis consistent with the Final Allocation Schedule, and (c) not take any position on any Tax Return, before any Taxing Authority, or in any judicial proceeding that is in any way inconsistent with the terms of the Final Allocation Schedule unless required to do so by applicable Law.  In the event any reported position based on the Final Allocation Schedule is audited or disputed by any Governmental Authority, or otherwise, the Party hereto receiving notice thereof shall promptly notify the other Parties hereto.  Any indemnification payment pursuant to Article VIII, Section 5.6(b), Section 5.6(h) or Section 5.7(a) or post-Closing Purchase Price adjustments pursuant to Section 2.4 shall be allocated in a manner consistent with the Final Allocation Schedule.

Section 6.3    Transfer Taxes.  All Transfer Taxes shall be borne one-half by Sellers and one-half by Buyer.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1    Conditions to the Obligations of the Parties.  The obligations of the Sellers and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the Parties:

(a)    No order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall be in effect, nor shall there be any action taken by any Governmental Authority, or any Law enacted, entered or enforced that has not been subsequently overturned or otherwise made inapplicable to this Agreement and the Ancillary Agreements that prevents the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)    The waiting period under the HSR Act applicable to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated.

Section 7.2    Conditions to the Obligations of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:

(a)    (i) The representations and warranties of Parent in this Agreement (other than the representations and warranties set forth in the second sentence of Section 3.7) shall be true and correct in all respects as of the date of this Agreement and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct in all respects as of such date or time), except where the failure to be so true and correct in all respects (without regard to any Material Adverse Effect or materiality qualifications set forth in any such representation or warranty) would not reasonably be expected to have a Material Adverse Effect and (ii) the representations and warranties set forth in the second sentence of Section 3.7 shall be true and correct in all respects as of the date of this Agreement and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time.

(b)    Each of the Sellers shall have performed or complied with, in each case, in all material respects, all of the covenants and agreements required by this Agreement to be performed or complied with by it at or before the Closing.

(c)    Parent shall have delivered to Buyer a certificate, dated as of the Closing Date, executed on behalf of Parent by an authorized executive officer thereof, certifying that the conditions specified in Section 7.2(a) and Section 7.2(b) have been fulfilled.

Section 7.3    Conditions to the Obligations of the Sellers.  The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Parent:

(a)    The representations and warranties of Buyer in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct in all respects as of such date or time), except where the failure to be so true and correct in all respects (without regard for any materiality qualifications set forth in any such representation or warranty) would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the Closing.

(b)    Buyer shall have performed or complied with, in each case, in all material respects, all of the covenants and agreements required by this Agreement to be performed or complied with by it at or before the Closing.

(c)    Buyer shall have delivered to Parent a certificate, dated as of the Closing Date, executed on behalf of Buyer by an authorized individual thereof, certifying that the conditions specified in Section 7.3(a) and Section 7.3(b) have been fulfilled.

ARTICLE VIII

INDEMNIFICATION

Section 8.1    Survival of Representations and Warranties.  The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of twelve (12) months after the Closing; provided, that (a) the representations and warranties of the Parent set forth in Section 3.8 (Title to Acquired Assets), Section 3.12 (Employee Benefit Plans) and Section 3.14 (Taxes) shall survive until the thirtieth (30th) day after expiration of the applicable statute of limitations and (b) the representations and warranties of the Parent set forth in Section 3.1 (Organization, Authority and Qualification of the Sellers), Section 3.2 (Authorization; Enforceability), and Section 3.18 (Brokers’ Fees) and the representations and warranties of Buyer set forth in Section 4.1 (Organization of Buyer; Authority), Section 4.2 (Authorization; Enforceability), and Section 4.6 (Brokers’ Fees) (clauses (a) and (b) collectively, the “Fundamental Representations”) shall survive indefinitely.  The covenants and agreements herein shall survive for the period provided in such covenants and agreements, if any, or until fully performed.  After the expiration of the periods specified in this Section 8.1, any claim for indemnification under this Agreement with respect to any breach of such representations, warranties, covenants or agreements shall be deemed time-barred, and no such claim shall be made; provided, however, that if written notice of a claim for indemnification under Section 8.2(a) or (b) or Section 8.3(a) or (b) shall have been provided to Parent or Buyer, as the case may be, within the applicable survival period and in good faith that (a) describes such claim in reasonable detail (including, if then known or ascertainable, the facts underlying each particular claim and the specific sections of the Agreement pursuant to which indemnification is being sought for each such set of facts) and (b) sets forth the estimated amount of the Losses that have been or may be sustained by an Indemnified Party (if known), then any representations, warranties, covenants or agreements that are the subject of such claim for indemnification that would otherwise terminate as set forth above shall survive as to such claim, and that claim only, until such time as such claim is fully and finally resolved.

Section 8.2    Indemnification by Parent.  After the Closing, Buyer and its Affiliates and Representatives (each, a “Buyer Indemnified Party”) shall be indemnified and held harmless by Parent for and against all losses, damages, claims, reasonable costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (hereinafter a “Loss”), arising out of or resulting from:  (a) the breach of any representation or warranty made by Parent contained in this Agreement, (b) the breach by any Seller of any covenant or agreement applicable to such Seller, (c) any Taxes in respect of the Acquired Assets that are attributable to the Pre-Closing Tax Period, (d) the Sellers’ share of Transfer Taxes as described in Section 6.3, (e) the Excluded Liabilities and (f) the Excluded Assets.

Section 8.3    Indemnification by Buyer.  After the Closing, Parent and its Affiliates and Representatives (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by Buyer for and against any and all Losses, arising out of or resulting from:  (a) the breach of any representation or warranty made by Buyer contained in this Agreement, (b) the breach by Buyer of any covenant or agreement applicable to Buyer, (c) the Assumed Liabilities, (d) any Taxes in respect of the Acquired Assets for all Taxable Periods or portions of Taxable Periods other than such Taxes attributable to the Pre-Closing Tax Periods, (e) Buyer’s share of Transfer Taxes as described in Section 6.3 and (f) the Acquired Assets.

Section 8.4    Limits on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement: (a) an Indemnifying Party shall not be obligated to indemnify or hold harmless any Indemnified Party against, or reimburse any Indemnified Party for, any Losses pursuant to Section 8.2(a) or Section 8.3(a) (as applicable) unless and until the aggregate amount of Losses under Section 8.2(a) or Section 8.3(a) (as applicable) exceeds one percent (1%) of the Closing Date Purchase Price (the “Threshold Amount”), after which the Indemnifying Party shall be liable only for such Losses in excess of the Threshold Amount, (b) the maximum amount of Losses under Section 8.2(a) or Section 8.3(a) (as applicable) which may be recovered from an Indemnifying Party pursuant to Section 8.2(a) or Section 8.3(a) (as applicable) shall be an amount equal to ten percent (10%) of the Closing Date Purchase Price, (c) in no event shall any Indemnifying Party be obligated under this Article VIII to indemnify any Indemnified Party entitled to indemnity hereunder in respect of any Losses that result from the willful misconduct of such Indemnified Party, (d) Parent shall not be required to indemnify the Buyer Indemnified Party for Taxes to the extent that such Taxes are accrued on the Final Working Capital Statement and (e) the Indemnifying Party shall not be required to indemnify the Indemnified Party for real estate Taxes and personal property Taxes to the extent such real estate Taxes and personal property Taxes, as applicable, have already been paid to the Indemnified Party pursuant to Section 6.1(b).  Notwithstanding anything to the contrary contained herein, the limitations contained in the preceding clauses (a) and (b) shall not apply to any Losses incurred pursuant to a breach of a Fundamental Representation or in the case of fraud or willful misrepresentation.

Section 8.5    Notice of Loss; Third Party Claims.

(a)    An Indemnified Party shall promptly give the Indemnifying Party written notice of any claim in respect of which indemnity may be sought under this Article VIII which an Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement, describing in detail the facts and circumstances with respect to the subject matter of such claim, including any pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (a “Third Party Claim”), stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that such failure materially prejudices the Indemnifying Party.

(b)    If an Indemnifying Party shall receive notice of a claim for indemnity from an Indemnified Party pursuant to Section 8.5(a) in respect of a Third Party Claim, the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within twenty (20) Business Days of the receipt of such notice from the Indemnified Party, provided, that the Indemnified Party shall be entitled to retain its own counsel if (i) a conflict of interest exists or is reasonably likely to exist that would make it inappropriate for the same counsel to represent both the Indemnifying Party and Indemnified Party in connection with a Third Party Claim or (ii) if such Third Party Claim (A) seeks non-monetary relief, (B) involves criminal or quasi criminal allegations, (C) involves Losses that are reasonably expected to exceed the maximum amount for which the Indemnifying Party could be entitled under this Article VIII or (D) is a claim an adverse determination of which would be detrimental to the Indemnified Party’s reputation or future business prospects; provided, further that the reasonable fees and expenses of counsel so retained by the Indemnified Party shall be reimbursed by the Indemnifying Party as a Loss pursuant to this Article VIII.  If the Indemnifying Party elects to undertake any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense.  The Indemnified Party may take any actions reasonably necessary and in good faith to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by the first sentence of this Section 8.5(b).  The Indemnified Party shall, and shall cause its Affiliates and Representatives to, cooperate fully with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless (i) such settlement, compromise or discharge does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party, (ii) such settlement, compromise or discharge does not impose on the Indemnified Party any obligation other than an obligation to pay monetary damages indemnified hereunder and (iii) the Indemnifying Party obtains, as a condition of any settlement or other resolution, a complete and unconditional release of each Indemnified Party from any and all liability in respect of such Third Party Claim.  If the Indemnifying Party fails to undertake the defense against a Third Party Claim pursuant to this Section 8.5(b), the Indemnified Party shall be free to control the defense of any such claim or proceeding and the Indemnifying Party shall not have any right to participate in the settlement or assume or reassume the defense of such claims or proceeding.  If the Indemnifying Party assumes the control of the defense against a Third Party Claim pursuant to this Section 8.5(b), the Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to such Third Party Claim or admit to any liability with respect to such Third Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, delayed or conditioned).

(c)    In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 8.5(a) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within twenty (20) Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article VIII.  The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.

Section 8.6    Remedies.  Except as otherwise expressly provided for in this Agreement, including the indemnification obligations set forth in Section 5.6(b), Section 5.6(h) and Section 5.7, Buyer and Parent acknowledge and agree that, other than in the case of fraud or willful breach of this Agreement, (a) prior to the Closing and prior to such time when each of the conditions set forth in Article VII have been satisfied or waived, the sole and exclusive remedy of Buyer for any breach of a representation, warranty, covenant or agreement contained in this Agreement shall be refusal to consummate the transactions contemplated by this Agreement and (b) following the Closing, the indemnification provisions of this Article VIII shall be the sole and exclusive remedies of the Buyer Indemnified Parties or the Seller Indemnified Parties with respect to claims relating to this Agreement, the transactions contemplated by this Agreement, the Business, the Acquired Assets, the Excluded Assets, the Assumed Liabilities and the Excluded Liabilities, except that if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, Buyer and Parent shall be entitled to specific performance of the terms thereof as provided for in Section 10.12.

Section 8.7    Purchase Price Adjustment.  The Parties agree to treat all payments made pursuant to this Article VIII or any indemnification payment made pursuant to Section 5.6(b), Section 5.6(h) or Section 5.7(a) as adjustments to the Purchase Price to the extent permitted by applicable Law.

Section 8.8    Additional Provisions.

(a)    Notwithstanding anything to the contrary herein, no Party shall be liable for special, punitive, exemplary, incidental, consequential or direct damages including lost profits, loss of business reputation or opportunity, diminution in value or damages based on multiple of earnings or similar financial measure, whether based on contract, tort, strict liability, other law or otherwise and whether or not from any other Party’s sole, joint or concurrent negligence, strict liability or other fault, except to the extent such damages are asserted by any third party against the Indemnified Party.

(b)    Notwithstanding anything to the contrary herein, Losses of the Indemnified Parties shall be determined without duplication of any other Loss for which an indemnification claim has been made under any other representation, warranty, covenant or agreement so as to avoid a double recovery and shall be net of any insurance or other prior or subsequent recoveries (including under or pursuant to any insurance policy, indemnity, reimbursement agreement or Contract pursuant to which or under which any Indemnified Party is a party or has rights) actually received by the Indemnified Parties in connection with the facts giving rise to the right of indemnification (determined after giving effect to any increase in premiums, costs of collection suffered and payments made by the Indemnified Party resulting therefrom).  The Indemnified Parties shall use commercially reasonable efforts to recover from insurance policies or other applicable sources of recovery the maximum portion of any Losses of such Indemnified Parties, subject to any rights of subrogation of any third party insurer or other collateral source of recovery.

(c)    The Indemnified Parties shall use their commercially reasonable efforts to mitigate any claim or liability that any Indemnified Party asserts or is reasonably likely to assert pursuant to this Article VIII.

(d)    In no event shall Parent have any liability or obligation to any Buyer Indemnified Party to the extent that any Loss, or portion thereof, as applicable, for which indemnification is sought hereunder is reflected or reserved for in the Final Working Capital Statement.

ARTICLE IX

TERMINATION

Section 9.1    Termination.  At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)    by the mutual consent of Buyer and Parent as evidenced in writing signed by each of Buyer and Parent; or

(b)    by either Buyer or Parent:

(i)    if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and the Ancillary Agreements; or

(ii)    if the Closing has not occurred on or before August 7, 2009 (the “Outside Date”) or such later date as the Parties may agree upon in writing; provided, however, that the Outside Date may be extended for a period not to exceed thirty (30) days by either Party by written notice to the other Party if the transactions contemplated by this Agreement shall not have been consummated as a result of the condition set forth in Section 7.1(b) failing to have been satisfied and the extending Party reasonably believes that the relevant approvals will be obtained during such extension period; provided, further, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in the failure of the Closing to occur on or prior to the Outside Date.

Section 9.2    Notice of Termination.  Any Party desiring to terminate this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other Parties to this Agreement.

Section 9.3    Effect of Termination.  Except as otherwise set forth in this Section 9.3, in the event of termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party hereto; provided, that nothing herein shall relieve any Party from liability for any willful breach of this Agreement prior to such termination.  The provisions of Section 5.3(a), this Article IX and Article X shall survive any termination of this Agreement.  The Confidentiality Agreement shall not be affected by a termination of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1    Notices.  All notices, requests, claims, demands and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person by an internationally recognized courier service, by facsimile with receipt confirmed (followed by delivery of an original via an internationally recognized courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other addresses for a Party as shall be specified in a notice given in accordance with this Section 10.1).

(a)	If to Buyer, to:

Jill Acquisition LLC
c/o Golden Gate Private Equity, Inc.
One Embarcadero Center
39th Floor
San Francisco, California 94111
	Attention:	Stefan Kaluzny
Joshua Olshansky
	Telecopy:	(415) 983-2701

with a copy to:

Kirkland & Ellis LLP
555 California Street
San Francisco, California 94104
	Attention:	Mikaal Shoaib, Esq.
Nathan Shinn, Esq.
	Telecopy:	415-439-1500

(b)	If to the Sellers, to:

The Talbots, Inc.
One Talbots Drive
Hingham, Massachusetts 02043
	Attention:	General Counsel
	Telecopy:	(914) 934-9136

with a copy to:

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019
	Attention:	Morton A. Pierce, Esq.
Chang-Do Gong, Esq.
Telecopy: (212) 259-6333

-and-

Day Pitney LLP
200 Campus Drive
Florham Park, New Jersey 07932
	Attention:	Warren J. Casey, Esq.
	Telecopy:	(973) 966-1015

Section 10.2    Assignment.  No Party shall assign this Agreement or any part hereof, by operation of law or otherwise, without the prior written consent of the other Party (it being agreed and understood that, for purposes of this Section 10.2, this Agreement shall not be deemed to have been assigned upon the consummation of a direct or indirect (through an intermediate holding company) sale of all of the issued and outstanding equity securities of Buyer in a single transaction).  Any attempted assignment in violation of this Section 10.2 shall be void.  Notwithstanding the foregoing, without the prior written consent of the other Parties hereto, Buyer may at any time assign its right to acquire all or any portion of the Owned Real Property pursuant to this Agreement to any third party; provided, that in no event shall Buyer assign, or be deemed to have assigned, any other right, including any right pursuant to Article VIII, with respect to the Owned Real Property, such third party shall have no liability or obligation with respect to any of Buyer’s obligations set forth in this Agreement and the Sellers and their Affiliates shall have no liability or obligation with respect to such third party (other than to transfer all or a portion of the Owned Real Property to such third party pursuant to an assignment by Buyer of its right to acquire all or a portion of the Owned Real Property).  In no event shall any assignment pursuant to this Section 10.2 by a Party relieve such Party of any of its obligations under this Agreement.  Subject to the foregoing, this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties hereto and their respective permitted successors and assigns.

Section 10.3    Rights of Third Parties.  Except as provided in Article VIII with respect to Parent Indemnified Parties and Buyer Indemnified Parties, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties to this Agreement and their permitted successors and assigns, any legal or equitable right, benefits or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.4    Expenses.  Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisors and accountants; provided, however, that, at the Closing, Buyer shall pay to Parent, by delivery of cash payable by wire transfer or delivery of other immediately available funds, the fees and expenses paid or payable (based upon reasonable supporting documentation therefor) pursuant to the agreements set forth in Section 10.4 of the Parent Disclosure Schedule, in each case, in an amount not to exceed the amount listed opposite such agreement thereon.

Section 10.5    Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 10.6    Entire Agreement.  This Agreement (together with the Parent Disclosure Schedule and any exhibits to this Agreement), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any other undertakings and agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the subject matter hereof and thereof including the transactions contemplated hereby and thereby.  No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement and the Ancillary Agreements exist between Buyer, on the one hand, and Parent or its Affiliates, on the other hand, except as expressly set forth in this Agreement, the Ancillary Agreements and the Confidentiality Agreement.

Section 10.7    Disclosure Schedule.  Unless the context otherwise requires, all capitalized terms used in the Parent Disclosure Schedule shall have the respective meanings assigned to such terms in this Agreement.  No reference to or disclosure of any item or other matter in the Parent Disclosure Schedule shall be construed as an admission or indication, or otherwise imply, that such item or other matter is material or outside of the ordinary course of business or that such item or other matter is required to be referred to or disclosed in the Parent Disclosure Schedule.  No disclosure in the Parent Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.  The disclosure of any fact or item in any section of such disclosure schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section so long as the relevance of such disclosure to such other section is reasonably apparent from the nature of such disclosure.  Nothing in the Parent Disclosure Schedule is intended to broaden the scope of any representation or warranty of Parent made herein.

Section 10.8    Amendments and Supplements.  This Agreement may be amended or supplemented at any time by additional written agreements signed by, or on behalf of the Parties, as may mutually be determined by the Parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the Parties.

Section 10.9    Waiver.  No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 10.10     Publicity.  No Party or any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any third party in respect of this Agreement or the transactions contemplated by this Agreement and the Ancillary Agreements without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or applicable securities exchange rules, in which the case, the Party required to publish such press release or public announcement shall allow the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication.  Notwithstanding the foregoing, without prior written consent of the other Party, Parent and the Sellers may communicate with customers, vendors, suppliers, financial analysts, investors and media representatives in the ordinary course of business in a manner consistent with its past practice and in compliance with applicable Law.

Section 10.11     Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement and the Ancillary Agreements is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement and the Ancillary Agreements be consummated as originally contemplated to the greatest extent possible.

Section 10.12     Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity.

Section 10.13        Applicable Law.  This Agreement shall be governed by and construed under the Laws of the State of New York (without regard to the conflict of law principles thereof).  Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof shall be brought and determined in the United States District Court for the Southern District of New York or if such legal action or proceeding may not be brought in such court for jurisdictional purposes, in the Supreme Court of New York.  Each of the Parties hereby (a) irrevocably submits with regard to any such action or proceeding to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby and waives the defense of sovereign immunity, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or that such action is brought in an inconvenient forum and (c) agrees that it shall not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than any New York state or federal court sitting in New York, New York.

Section 10.14     Waiver of Jury Trial.  Each of the Parties hereto herby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.  Each of the Parties hereto hereby (a) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that its has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.14.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Party as of the date first above written.

SELLERS:

THE TALBOTS, INC.

By:	/s/ Trudy F. Sullivan
	Name:	Trudy F. Sullivan
	Title:	President and Chief Executive Officer

THE TALBOTS GROUP, LIMITED PARTNERSHIP

By:	/s/ Trudy F. Sullivan
	Name:	Trudy F. Sullivan
	Title:	President and Chief Executive Officer

J. JILL, LLC

By:	/s/ Trudy F. Sullivan
	Name:	Trudy F. Sullivan
	Title:	Manager

BIRCH POND REALTY CORPORATION

By:	/s/ Michael Scarpa
	Name:	Michael Scarpa
	Title:	President

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BUYER:

JILL ACQUISITION LLC

By:	/s/
Name:
Title:

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